Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

June 22, 2011

among

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

The Foreign Subsidiary Borrowers Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A.,

as Syndication Agent

and

THE NORTHERN TRUST COMPANY,

as Documentation Agent

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunner and Sole Lead Arranger

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SCHEDULES:

Schedule 2.01	— Commitments
Schedule 2.02	— Mandatory Cost
Schedule 2.06	— Existing Letters of Credit
Schedule 3.01	— Subsidiaries
Schedule 3.06	— Disclosed Matters
Schedule 6.01	— Existing Indebtedness
Schedule 6.02	— Existing Liens
Schedule 6.04	— Existing Investments
Schedule 6.08	— Existing Restrictions

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B-1	— Form of Opinion of Chief Legal Counsel
Exhibit B-2	— Form of Opinion of Reed Smith LLP
Exhibit B-3	— Form of Opinion of Baker & McKenzie LLP
Exhibit B-4	— Form of Opinion of Bingham McCutchen LLP
Exhibit C	— Form of Increasing Lender Supplement
Exhibit D	— Form of Augmenting Lender Supplement
Exhibit E	— Form of Subsidiary Guaranty
Exhibit F	— List of Closing Documents
Exhibit G-1	— Form of Borrowing Subsidiary Agreement
Exhibit G-2	— Form of Borrowing Subsidiary Termination
Exhibit H-1	— Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)
Exhibit H-2	— Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)
Exhibit H-3	— Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)
Exhibit H-4	— Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)

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CREDIT AGREEMENT (this “Agreement”) dated as of June 22, 2011 among HEIDRICK & STRUGGLES INTERNATIONAL, INC., the FOREIGN SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, BANK OF AMERICA, N.A., as Syndication Agent and THE NORTHERN TRUST COMPANY, as Documentation Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) the product of (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication, (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Foreign Subsidiary” is defined in the definition of Subsidiary Guarantor.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the total Commitments for all the Lenders.

“Agreed Currencies” means (i) Dollars, (ii) the Euro, (iii) British Pounds Sterling, (iv) Australian Dollars, and (v) any other Eligible Currency which the Company requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that, in the case of Section 2.24 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Pledge Percentage” means a 65% pledge by the Company or any Domestic Subsidiary of its Equity Interests in an Affected Foreign Subsidiary.

“Applicable Rate” means, for any day, with respect to any ABR Revolving Loan or Eurocurrency Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Facility Fee Rate”, as the case may be, based upon the Leverage Ratio for the then most recently completed four fiscal quarter period as reflected in the then most recently delivered Financials but subject to the following:

Leverage Ratio:	ABR Spread	Eurocurrency Spread	Facility Fee Rate

Category 1: Leverage Ratio is greater than 1.75:1.00	1.10%	2.10%	0.40%

Category 2: Leverage Ratio is greater than 1.25:1.00 but less than or equal to 1.75:1.00	0.65%	1.65%	0.35%

Category 3: Leverage Ratio is greater than 0.75:1.00 but less than or equal to 1.25:1.00	0.45%	1.45%	0.30%

Category 4: Leverage Ratio is less than or equal to 0.75:1.00	0.25%	1.25%	0.25%

For purposes of the foregoing,

(i) if the Company fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 5.01, then Category 1 above shall be deemed to be applicable until the first Business Day of the calendar month immediately following the date on which such Financials are so received by the Administrative Agent;

(ii) adjustments, if any, to the Applicable Rate shall be effective on the first Business Day of the calendar month immediately following the date on which the Administrative Agent has received the applicable Financials;

(iii) each determination of the Applicable Rate made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Company and each Lender (absent manifest error); and

(iv) notwithstanding anything herein to the contrary, from the Effective Date to but not including the fifth (5th) Business Day following receipt of the Company’s financial statements delivered pursuant to Section 5.01 for the fiscal quarter ending June 30, 2011, Category 4 above shall be deemed applicable.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Australian Dollars” means the lawful currency of Australia.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments pursuant to the terms hereof.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Foreign Subsidiary Borrower.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, in the same Agreed Currency and as to which a single Interest Period is in effect.

“Borrowing Request” means a request by any Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit G-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit G-2.

“British Pounds Sterling” means the lawful currency of the United Kingdom.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center for such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Pooling Arrangement” means any netting or set-off arrangement entered into by the Company or any Subsidiary in the ordinary course of its business for the purpose of netting debit and credit balances (including pursuant to cash pooling arrangements in respect of pooled deposit or sweep accounts).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of

1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Company by any Person or group; or (d) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any Foreign Subsidiary Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all pledged Equity Interests in or upon which a security interest or Lien is from time to time granted to the Administrative Agent, for the benefit of the Holders of Secured Obligations, whether under the Pledge Agreements, under any of the other Collateral Documents or under any of the other Loan Documents.

“Collateral Documents” means all agreements, instruments and documents executed in connection with this Agreement pursuant to which the Administrative Agent is granted a security interest in Collateral, including, without limitation, the Pledge Agreements and all other security agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Company or any of its Subsidiaries and delivered to the Administrative Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments as of the Effective Date is $75,000,000.

“Company” means Heidrick & Struggles International, Inc., a Delaware corporation.

“Computation Date” is defined in Section 2.04.

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Company and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

“Consolidated EBITDA” means Consolidated Operating Income plus, (i) Consolidated Interest Income, (ii) depreciation, (iii) amortization and (iv) to the extent deducted in computing Consolidated Operating Income, (A) cash restructuring charges incurred by the Company in an aggregate amount not to exceed $20,000,000 during the period of four consecutive fiscal quarters most recently ended and (B) non-cash charges, expenses or losses and minus, to the extent included in computing Consolidated Operating Income, all non-cash income or gains, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis for the applicable period.

“Consolidated EBITDAR” means Consolidated Operating Income plus, (i) Consolidated Interest Income, (ii) depreciation, (iii) amortization, (iv) Consolidated Rental Expense and (v) to the extent deducted in computing Consolidated Operating Income, (A) cash restructuring charges incurred by the Company in an aggregate amount not to exceed $20,000,000 during the period of four consecutive fiscal quarters most recently ended and (B) non-cash charges, expenses or losses and minus, to the extent included in computing Consolidated Operating Income, all non-cash income or gains, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis for the applicable period.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Interest Income” means, with reference to any period, the interest income of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis.

“Consolidated Operating Expense” means, with reference to any period, expenses related to salaries, employee benefits and general and administrative expenses, all calculated for the Company and its Subsidiaries on a consolidated basis for such period and otherwise in accordance with GAAP.

“Consolidated Operating Income” means, with reference to any period, the gross revenues less Consolidated Operating Expense, all calculated for the Company and its Subsidiaries on a consolidated basis for such period and as calculated in the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

“Consolidated Rental Expense” means, with reference to any period, all payments under Operating Leases to the extent deducted in computing Consolidated Operating Income, net of any related income from subleases, in each case calculated for the Company and its Subsidiaries on a consolidated basis for such period.

“Consolidated Rental Payments” means, with reference to any period, all payments under all Operating Leases (including payments for leases which have been reserved against), net of any related income from subleases, in each case calculated for the Company and its Subsidiaries on a consolidated basis for such period.

“Consolidated Total Indebtedness” means at any time the aggregate Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Country Risk Event” means:

(i) any law, action or failure to act by any Governmental Authority in the Company’s or Letter of Credit beneficiary’s country which has the effect of:

(a) changing the obligations under the relevant Letter of Credit, the Credit Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to the Issuing Bank, the Lenders or the Administrative Agent,

(b) changing the ownership or control by the Company or Letter of Credit beneficiary of its business, or

(c) preventing or restricting the conversion into or transfer of the applicable Agreed Currency;

(ii) force majeure; or

(iii) any similar event

which, in relation to (i), (ii) and (iii), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Agreed Currency into an account designated by the Administrative Agent or the Issuing Bank and freely available to the Administrative Agent or the Issuing Bank.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, the Issuing Bank or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event. Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last sentence of Section 2.24) upon delivery of written notice of such determination to the Company, the Issuing Bank and each Lender. The Administrative Agent shall use commercially reasonable efforts to provide such notice to such Persons upon making such determination.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Documentation Agent” means The Northern Trust Company in its capacity as documentation agent for the credit facility evidenced by this Agreement.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which a Dollar Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the commercially reasonable determination of the Administrative Agent, no longer readily available or freely traded or (z) in the commercially reasonable determination of the Administrative Agent, a Dollar Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five (5) Business Days of receipt of such notice from the Administrative Agent, the Company shall repay all Loans and reimburse all LC Disbursements in such affected currency or convert such Loans and LC Disbursements into Loans and LC Disbursements in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

“Eligible Foreign Subsidiary” means (i) Heidrick & Struggles Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and (ii) any other Foreign Subsidiary that is approved from time to time by the Administrative Agent and the Lenders.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU” means the European Union.

“Euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient:

(a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by (i) the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located; or (ii) as the result of any present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document);

(b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which any Borrower is located; and

(c) in the case of a Non U.S. Lender (other than an assignee pursuant to a request by any Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non U.S. Lender’s failure to comply with Section 2.17(f), except to the extent that such Non U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding Taxes pursuant to Section 2.17(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Existing Credit Agreement” means that certain Credit Agreement dated as of October 26, 2006 between the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended.

“Extended Letter of Credit” is defined in Section 2.06(c).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Company and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Fixed Charge Coverage Ratio” is defined in Section 6.11.1.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Subsidiary” means a Subsidiary of the Company which is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means any Eligible Foreign Subsidiary that becomes a Foreign Subsidiary Borrower pursuant to Section 2.23 and that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holders of Secured Obligations” means the holders of the Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Credit Events, (ii) the Administrative Agent and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with the Credit Agreement or any other Loan Document, (iii) each Lender and Affiliate of such Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by the Company or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Company to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Hostile Acquisition” means (x) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (y) any such acquisition as to which such approval has been withdrawn.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the amount of such Indebtedness being the lesser of the amount secured and the fair market value of the property subject to such Lien), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Company (on its own behalf or on behalf of the applicable Borrower) may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued, or deemed issued, pursuant to this Agreement.

“Leverage Ratio” is defined in Section 6.11.2.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page and, in the case of any Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in British Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in British Pounds Sterling, on the day of) the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” mean this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, any promissory notes executed and delivered pursuant to Section 2.10(e), the Subsidiary Guaranty, the Collateral Documents and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Mandatory Cost” is described in Schedule 2.02.

“Material Adverse Change” means any event, development or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Borrowers, taken as a whole, to perform any of their obligations under this Agreement or (c) the validity or enforceability of any of the Loan Documents or the rights of or benefits available to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means June 22, 2016.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means cash and cash equivalent proceeds received by or for a Person’s account with respect to any offering of equity securities of such Person, net of reasonable legal fees, underwriting discounts or commissions, and other reasonable and customary fees and expenses incurred as a direct result thereof.

“New Money Credit Event” means with respect to the Issuing Bank, any increase (directly or indirectly) in the Issuing Bank’s exposure (whether by way of additional credit or banking facilities or otherwise, including as part of a restructuring) to any Borrower or any Governmental Authority in such Borrower’s or any applicable Letter of Credit beneficiary’s country occurring by reason of (i) any law, action or requirement of any Governmental Authority in such Borrower’s or such Letter of Credit beneficiary’s country, or (ii) any request in respect of external indebtedness of borrowers in such Borrower’s or such Letter of Credit beneficiary’s country applicable to banks generally which conduct business with such borrowers, or (iii) any agreement in relation to clause (i) or (ii), in each case to the extent calculated by reference to the aggregate Revolving Credit Exposures outstanding prior to such increase.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means all Loans, LC Disbursements, advances, debts, liabilities, obligations, covenants and duties owing by the Borrowers or any Subsidiary Guarantor to the Administrative Agent, any Lender, the Issuing Bank, any Affiliate of the Agent or any Lender, the Issuing Bank, or any indemnified Person hereunder, of any kind or nature, present or future, arising under this Agreement, the Subsidiary Guaranty, any Collateral Document or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrowers or any Subsidiary Guarantor under this Agreement or any other Loan Document.

“Operating Lease” of a Person means any lease of property (other than a capital lease under GAAP) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) by the Company or any Subsidiary of (i) all or substantially all the assets of or (ii) all or substantially all the Equity Interests in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) the principal business of such Person shall be reasonably related to a business in which the Company and the Subsidiaries were engaged on the Effective Date, (c) each Subsidiary formed for the purpose of or resulting from such acquisition shall, to the extent required by this Agreement, be a Subsidiary Loan Party and all of the Equity Interests of such Subsidiary Loan Party shall be owned directly by the Company or, to the extent so required, a Subsidiary Loan Party, and all actions required to be taken with respect to such acquired or newly formed Subsidiary under Sections 5.09 and 5.10 shall have been taken, (d) the Company and the Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition (without giving effect to any cost savings other than those actually realized as of the date of such acquisition or otherwise approved in writing by the Administrative Agent), with the covenants contained in Section 6.11 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and (e) with respect to an acquisition in respect of which the sum of all cash consideration paid or delivered in connection therewith exceeds $20,000,000, the Company has delivered to the Administrative Agent an officers’ certificate to the effect set forth in clauses (a), (b), (c) and (d) above, together with all relevant financial information for the Person or assets to be acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (d) above.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than the Liens permitted under Section 6.02; and

(g) usual and customary possessory liens and rights of setoff in favor of banks and brokerages in respect of deposit and investment accounts, and including liens that are contractual rights of set-off or other rights of set-off arising by operation of law relating to Cash Pooling Arrangements to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary.

“Permitted Foreign Reorganization Transfers” means, to the extent approved by the Administrative Agent, loans, advances or capital contributions by and among the Company and its Subsidiaries in order to implement the reorganization of the Company’s Foreign Subsidiaries and foreign branches.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, in each case maturing within one year from the date of acquisition thereof;

(b) direct obligations of any agency of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(c) municipal investments and direct obligations of any State of the United States of America, in each case with a rating of BBB+ or higher and a maximum maturity of 12 months (for securities where the interest rate is adjusted periodically (e.g. floating rate securities), the reset date will be used to determine the maturity date);

(d) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A-2 from S&P and P-2 from Moody’s;

(e) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (e) above;

(g) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000;

(h) in the case of investments of any Foreign Subsidiary or non-domestic branch of the Company, securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than one year from the date of the acquisitions thereof and, at the time of the acquisition thereof, having an investment grade credit rating obtainable from S&P, Moody’s, or other generally recognized rating agency;

(i) investments in funds that invest solely in one or more of types of securities described in clauses (a) through (h) above; and

(j) in the case of investments by any Foreign Subsidiary or non-domestic branch of the Company, (i) investments in time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with any highly capitalized commercial bank which is located in the jurisdiction where such non-domestic branch of the Company or such Foreign Subsidiary is located and which bank has an investment grade credit rating obtainable from S&P, Moody’s or other generally recognized rating agency and (ii) other investments in money market funds domiciled in such jurisdiction that (x) are rated AAA by S&P and AAA by Moody’s and (y) have portfolio assets of at least $2 billion.

“Permitted Two-Year Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, in each case maturing within two years from the date of acquisition thereof;

(b) direct obligations of any agency of the United States of America, in each case maturing within two years from the date of acquisition thereof;

(c) municipal investments and direct obligations of any State of the United States of America with a rating of BBB+ or higher and a maximum maturity of two years (for securities where the interest rate is adjusted periodically (e.g. floating rate securities), the reset date will be used to determine the maturity date);

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within two years from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e) in the case of investments by any Foreign Subsidiary or non-domestic branch of the Company, securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than two years from the date of the acquisitions thereof and, at the time of the acquisition thereof, having an investment grade credit rating obtainable from S&P, Moody’s, or other generally recognized rating agency;

(f) investments in funds that invest solely in one or more of the types of securities described in clauses (a) through (e) above; and

(g) in the case of investments by any non-domestic branch of the Company or any Foreign Subsidiary, investments in time deposits maturing within two years from the date of acquisition thereof issued or guaranteed by or placed with any highly capitalized commercial bank which is located in the jurisdiction where such non-domestic branch of the Company or such Foreign Subsidiary is located and which bank has an investment grade credit rating obtainable from S&P, Moody’s or other generally recognized rating agency.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means the pledge agreements, share mortgages, charges and comparable instruments and documents from time to time executed pursuant to the terms of Section 5.10 in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations as amended, restated, supplemented or otherwise modified from time to time.

“Pledged Subsidiary” means each Foreign Subsidiary a portion of the Equity Interests of which has been pledged pursuant to a Pledge Agreement in accordance with Section 5.10.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning set forth in Section 9.04.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means, collectively, (i) the Obligations, (ii) all Banking Services Obligations and (iii) all Swap Obligations.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary (other than any Foreign Subsidiary to the extent that designation or continuation of such Foreign Subsidiary as a Subsidiary Guarantor would (a) be prohibited by applicable law or (b) cause, as determined by the Company in its commercially reasonable judgment acting in good faith and upon the advice of its tax advisors, materially disadvantageous tax implications for the Company or any Domestic Subsidiary under Section 956 of the Code (or any successor provision or applicable U.S. Treasury Regulation) - each such Foreign Subsidiary, an “Affected Foreign Subsidiary”) (i) the consolidated gross revenues of which for the most recent four fiscal quarter period of the Company for which financial statements have been delivered pursuant to Section 5.01 were greater than five percent (5%) of the Company’s consolidated gross revenues for such four fiscal quarter period or (ii) the consolidated tangible assets of which as of the end of such four fiscal quarter period were greater than five percent (5%) of the Company’s consolidated tangible assets as of such date; provided that, if at any time the aggregate amount of the consolidated gross revenues or consolidated tangible assets of all Subsidiaries that are not Subsidiary Guarantors exceeds forty percent (40%) of the Company’s consolidated gross revenues for any such four fiscal quarter period or forty percent (40%) of the Company’s consolidated tangible assets as of the end of any such four fiscal quarter period, the Company (or, in the event the Company has failed to do so within ten days, the Administrative Agent) shall designate sufficient Subsidiaries (other than Affected Foreign Subsidiaries) as “Subsidiary Guarantors” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Subsidiary Guarantors. The Subsidiary Guarantors on the Effective Date are identified in Schedule 3.01 hereto.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date in substantially the form of Exhibit E (including any and all supplements thereto) and executed by each Subsidiary Guarantor party thereto, and, in the case of any guaranty by a Foreign Subsidiary, any other guaranty agreements as are requested by the Administrative Agent and its counsel, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary Loan Party” means a Subsidiary Guarantor or a Pledged Subsidiary.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan (including, without limitation, restricted stock awards, options and other incentive compensation plans) providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means all indebtedness, obligations and liabilities of the Company or any Subsidiary of the Company under Swap Agreements to any Lender or any Affiliate of a Lender.

“Syndication Agent” means Bank of America, N.A. in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unpledged Subsidiary” means each Foreign Subsidiary which is not a Pledged Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

SECTION 1.05. Status of Obligations. In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (a) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars and shall only be made to the Company. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 (or, if such Borrowing is denominated in a Foreign Currency, 250,000 units of such currency) and not less than $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurocurrency Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) An initial Borrowing from a Lender to any Borrower that is organized under the laws of the Netherlands and any amount transferred to a new Lender in relation to a Loan or Commitment made to any Borrower that is organized under the laws of the Netherlands shall be at least €50,000 (or its equivalent in another currency) or any other amount which becomes applicable at any time pursuant to Wijzigingsbesluit financiële markten 2012 or, if it is less, the Lender or such new Lender (as the case may be) shall confirm in writing to such relevant Borrower that it is a professional market party within the meaning of the Dutch Financial Supervision Act.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Company (on its own behalf or on behalf of the applicable Borrower) shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company (on its own behalf or on behalf of the applicable Borrower) promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars to the Company) or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) not later than three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a Eurocurrency Borrowing to a Foreign Subsidiary Borrower), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company (on its own behalf or on behalf of the applicable Borrower). Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07(a).

If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars to the Company, the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing,

(b) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(c) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day and any such determination by the Administrative Agent shall be made at approximately 11:00 a.m., Local Time, on such day.

SECTION 2.05. Reserved.

SECTION 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit denominated in an Agreed Currency for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control; provided, however, if the Issuing Bank is requested to issue Letters of Credit with respect to a jurisdiction the Issuing Bank deems, in its sole discretion, may at any time subject it to a New Money Credit Event or a Country Risk Event, the Company shall, at the request of the Issuing Bank, guaranty and indemnify the Issuing Bank against any and all costs, liabilities and losses resulting from such New Money Credit Event or Country Risk Event, in each case in a form and substance satisfactory to the Issuing Bank. Schedule 2.06 contains a schedule of certain letters of credit issued by JPMorgan Chase Bank, N.A. Upon the effectiveness of this Agreement, from and after the Effective Date, such letters of credit shall be deemed to be Letters of Credit issued pursuant to this Section 2.06.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $25,000,000 and (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures shall not exceed the Aggregate Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is five Business Days prior to the Maturity Date; provided that, upon the Company’s request, any such Letter of Credit may have a later expiry date (but not later than the date that is two years after the Maturity Date) if cash collateralized or covered by standby letter(s) of credit in compliance with Section 2.06(j) below (each such Letter of Credit, an “Extended Letter of Credit”).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed Currency which was paid by the Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing in an equivalent Dollar Amount of such LC Disbursement and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders, provided that such payment shall be payable by no later than 1:00 p.m. New York City time), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Agreed Currency other than Dollars would subject the Administrative Agent, the Issuing Bank or any Lender to any Other Tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Agreed Currency in Dollars, in an amount equal to the Approximate Equivalent Amount, calculated using the applicable exchange rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and/or the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full as required by paragraph (e) above, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (x) any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (y) the Company requests the issuance of an Extended Letter of Credit, the Company shall either (A) cover by arranging for the issuance of one or more standby letters of credit issued by an issuer, and otherwise on terms and conditions, satisfactory to the Administrative Agent or (B) deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the Dollar Amount of the LC Exposure in respect of such Extended Letter of Credit (in the case of the foregoing clause (y)) or in the aggregate (in the case of the foregoing clause (x)) as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to provide such letter of credit cover or deposit such cash collateral shall (1) be required by no later than five (5) Business Days prior to the Maturity Date in the case of an Extended Letter of Credit and (2) become effective immediately, and such cover or deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such cover and deposit shall be held by the Administrative Agent in interest-bearing accounts selected at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Company is required to provide an amount of letter of credit cover or cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars to the Company, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and Borrower and at such Eurocurrency Payment Office for such currency and Borrower. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the Company maintained with the Administrative Agent in New York City or Chicago or any other account as is designated by the Company in the applicable Borrowing Request, in the case of Loans denominated in Dollars to the Company and (y) an account of such Borrower in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency or to a Foreign Subsidiary Borrower; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.

A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Agreed Currency and Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Company (on its own behalf or on behalf of the applicable Borrower) fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars borrowed by the Company, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency (or in Dollars by a Foreign Subsidiary Borrower) in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd)

Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing borrowed by the Company may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing borrowed by the Company shall be converted to an ABR Borrowing (and any such Eurocurrency Revolving Borrowing in a Foreign Currency shall be redenominated in Dollars at the time of such conversion) at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Revolving Borrowing by a Foreign Subsidiary Borrower shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.09. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans and reimbursement of LC Disbursements in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the Aggregate Commitment.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or financings, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The Company (on its own behalf or on behalf of the applicable Borrower)shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b) If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the Aggregate Commitment or (ii) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (so calculated) exceeds 105% of the Aggregate Commitment, the Borrowers shall in each case immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) to be less than or equal to the Aggregate Commitment.

SECTION 2.12. Fees.

(a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees (other than fees calculated in error) paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in British Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and any such Eurocurrency Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, (ii) any Eurocurrency Borrowing by a Foreign Subsidiary Borrower that is requested to be continued shall be repaid on the last day of the then current Interest Period applicable thereto and (iii) if any Borrowing Request by the Company requests a Eurocurrency Revolving Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Eurocurrency Revolving Borrowing by a Foreign Subsidiary Borrower or denominated in a Foreign Currency, such Borrowing Request shall be ineffective); provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Person of making or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Person of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Person hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay, or cause the other Borrowers to pay, such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate, absent manifest error, within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrowers. The relevant Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrowers. The relevant Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within ten (10) days after the Recipient delivers to the relevant Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below or Section 2.17(f)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of any Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Company and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit H (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable such Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank. For purposes of Section 2.17(e) and (f), the term “Lender” includes the Issuing Bank.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars by the Company, 12:00 noon, New York City time and (ii) in the case of payments denominated in a Foreign Currency or by a Foreign Subsidiary Borrower, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to Euro, in Euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied

(i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and

(ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20. Expansion Option. The Company may from time to time elect to increase the Commitments, in each case in minimum increments of $5,000,000 so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $25,000,000. The Company may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Commitments, or extend Commitments, as the case may be; provided that (i) each

Augmenting Lender, shall be subject to the approval of the Company and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Commitments pursuant to this Section 2.20. Increases and new Commitments created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Company shall be in compliance (on a Pro Forma Basis reasonably acceptable to the Administrative Agent) with the covenants contained in Section 6.11 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Commitments being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Company (on its own behalf or on behalf of the applicable Borrower) in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall, in respect of each Eurocurrency Loan, be accompanied by payment of all accrued interest on the amount prepaid and shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, at any time.

SECTION 2.21. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Event to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Credit Event any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the Issuing Bank (if such Credit Event is a Letter of Credit) or the Required Lenders make it impracticable for the Eurocurrency Borrowings or Letters of Credit comprising such Credit Event to be denominated in the Agreed Currency specified by the relevant Borrower, (ii) such currency is no longer an Eligible Currency or (iii) a Dollar Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to such Borrower, the Lenders and, if such Credit Event is a Letter of Credit, the Issuing Bank, and such Credit Events shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Credit Event in Dollars, (a) if such Credit Event is a Borrowing, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be, as ABR Loans, unless such Borrower notifies the Administrative Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be or (b) if such Borrowing is a Letter of Credit, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, unless such Borrower notifies the Administrative Agent at least one Business Day before such date that (i) it elects not to request the issuance of such Letter of Credit on such date or (ii) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the Issuing Bank, the Administrative Agent and the Required Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, as the case may be.

SECTION 2.22. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.23. Designation of Foreign Subsidiary Borrowers. The Company may at any time and from time to time designate any Eligible Foreign Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

SECTION 2.24. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.24(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Company or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required except where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Schedule 3.01 hereto identifies as of the Effective Date each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other Equity Interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other Equity Interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Company or another Subsidiary are as of the Effective Date owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens, other than Liens created by the Collateral Documents and inchoate tax and ERISA Liens. There are no outstanding commitments or other obligations of the Company or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Company or any Subsidiary.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Borrower’s organizational powers and have been duly authorized by all necessary organizational actions and, if required under applicable law, actions by equity holders. The Loan Documents to which each Borrower is a party have been duly executed and delivered by such Borrower and constitute a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions

(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, and (ii) those filings and recordings in connection with Liens granted to the Administrative Agent under the Loan Documents,

(b) will not violate (i) any applicable law or regulation in any material respect, (ii) the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries, as applicable, or (iii) any order of any Governmental Authority binding upon the Company or such Subsidiary,

(c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and

(d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, other than Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Company has heretofore furnished to the Lenders (or made available to the Lenders on the Securities and Exchange Commission’s EDGAR web page) its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, audited by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2011, certified by a Financial Officer.

Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2010, except as otherwise disclosed by the Company in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the fiscal quarter ended March 31, 2011, there has been no Material Adverse Change.

SECTION 3.05. Properties.

(a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the conduct of the business of the Company and its Subsidiaries taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation, Labor Matters and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.

(c) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries

(i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law,

(ii) has become subject to any Environmental Liability,

(iii) has received notice of any claim with respect to any Environmental Liability or

(iv) knows of any basis for any Environmental Liability.

(d) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements; No Burdensome Restrictions. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary is party or subject to any law, regulation, rule or order, or any obligation under any agreement or instrument, that has a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Federal, state and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except

(a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or

(b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contained, when furnished, any untrue statement of a fact or omitted to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of such preparation.

SECTION 3.12. No Default. No Default has occurred and is continuing.

SECTION 3.13. Liens. There are no Liens on any of the real or personal properties of the Company or any Subsidiary except for Liens created by the Collateral Documents and except as otherwise permitted by Section 6.02.

SECTION 3.14. Contingent Obligations. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Company has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 3.04.

SECTION 3.15. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) each Subsidiary Guarantor either (A) a counterpart of the Subsidiary Guaranty signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Subsidiary Guaranty) that such party has signed a counterpart of the Subsidiary Guaranty.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (A) the Chief Legal Officer of the Loan Parties, substantially in the form of Exhibit B-1, (B) Reed Smith LLP, special counsel for the Loan Parties, substantially in the form of Exhibit B-2, (C) Baker & McKenzie LLP, Dutch counsel for the Loan Parties, substantially in the form of Exhibit B-3 and (D) Bingham McCutchen LLP, German counsel for the Loan Parties, in each case covering such other matters relating to the Borrowers and the Subsidiary Guarantors, this Agreement, the Subsidiary Guaranty or the Transactions as the Administrative Agent shall reasonably request.

(c) Except as expressly permitted otherwise under Section 5.09, the Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers and the Subsidiary Guarantors, the authorization of the Transactions and any other legal matters relating to the Borrowers, the Subsidiary Guarantors, this Agreement, the Subsidiary Guaranty or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents set forth on Exhibit F.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chief Executive Officer or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, (i) closing fees for the account of each Lender in accordance with the terms of the fee letters entered into by the Company prior to the Effective Date in connection with this Agreement and (ii) to the extent invoiced in reasonable detail and presented to the Company no less than two (2) Business Days prior to the Effective Date (absent manifest error), reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(f) The Administrative Agent shall have received evidence reasonably satisfactory to it that the Existing Credit Agreement has been terminated and cancelled and all Indebtedness outstanding thereunder (other than letters of credit thereunder being converted into Letters of Credit hereunder) has been fully repaid or will be fully repaid with the initial extension of credit hereunder.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement (other than the representation and warranty set forth in Section 3.04(b)) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section; provided that the foregoing shall not prohibit the conversion of a Eurocurrency Revolving Borrowing into an ABR Borrowing pursuant to Section 2.08(e) or the conversion of an ABR Borrowing to a Eurocurrency Revolving Borrowing or the continuation of a Eurocurrency Revolving Borrowing if no Event of Default exists.

SECTION 4.03. Designation of a Foreign Subsidiary Borrower. The designation of a Foreign Subsidiary Borrower pursuant to Section 2.23 is subject to the condition precedent that the Company or such proposed Foreign Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a) Copies, certified by the Secretary or Assistant Secretary of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;

(b) An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c) Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders; and

(d) Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent:

(a) as soon as practicable, and in any event no later than the earlier to occur of (x) the one-hundredth (100th) day after the end of each fiscal year of the Company, and (y) the fifth (5th) day after the date on which any of the following items are required to be delivered to the SEC, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as practicable, and in any event no later than the earlier to occur of (x) the fiftieth (50th) day after the end of each of the first three fiscal quarters of each fiscal year of the Company, and (y) the fifth (5th) day after the date on which any of the following items are required to be delivered to the SEC, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries for such period or periods on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) above, a reasonably detailed business plan and forecast (including a projected consolidated balance sheet, income statement and statement of cash flows) of the Company for such fiscal year;

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations computing the Applicable Rate and demonstrating compliance with Sections 6.01(e), 6.01(f), 6.01(k), 6.04, 6.06 and 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

(g) promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to clauses (a), (b) and (f) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Company shall notify (which may be by facsimile or electronic mail and may also be included in the certificate delivered pursuant to clause (d) of this Section 5.01) the Administrative Agent of the filing of any such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the compliance certificates required by clause (d) of this Section 5.01 to the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $2,500,000, and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth in reasonable detail the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and business operations and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Company and its Subsidiaries taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of the business of the Company and its Subsidiaries taken as a whole in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders (including, without limitation, Environmental Laws) of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for working capital, capital expenditures, Permitted Acquisitions and for other general corporate purposes of the Company and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Additional Subsidiary Documentation. As promptly as possible but in any event within thirty (30) days (in the case of a Domestic Subsidiary) or sixty (60) days (in the case of a Foreign Subsidiary) (or, in each case, such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Subsidiary or any Subsidiary qualifies independently as, or is designated by the Company as, a Subsidiary Guarantor pursuant to the definition of “Subsidiary Guarantor”, the Company shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and (a) shall cause each such Subsidiary which also qualifies or is designated by the Company as a Subsidiary Guarantor to deliver to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty pursuant to which such Subsidiary agrees to be bound by the terms and provisions of the Subsidiary Guaranty, such supplement to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent or (b) shall cause the pledge of such Subsidiary’s Equity Interests pursuant to Section 5.10 to the extent such Subsidiary, but for its status as an Affected Foreign Subsidiary, would otherwise qualify or be designated by the Company as a Subsidiary Guarantor.

SECTION 5.10. Pledge Agreements. The Company shall execute or cause to be executed, by no later than sixty days (or such later date as may be agreed upon by the Administrative Agent) after the date on which any First Tier Foreign Subsidiary would, but for its status as an Affected Foreign Subsidiary, qualify or be designated by the Company as a Subsidiary Guarantor, a Pledge Agreement in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations with respect to the Applicable Pledge Percentage of all of the outstanding Equity Interests of such First Tier Foreign Subsidiary; provided that no such pledge of the Equity Interests of a First Tier Foreign Subsidiary shall be required hereunder to the extent such pledge is prohibited by applicable law or the Administrative Agent and its counsel reasonably determine that such pledge would not provide material Collateral for the benefit of the Holders of Secured Obligations pursuant to legally binding, valid and enforceable Pledge Agreements. The Company further agrees to deliver to the Administrative Agent all such Pledge Agreements and other Collateral Documents, together with appropriate corporate resolutions and other documentation (including legal opinions, the stock certificates representing the Equity Interests subject to such pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested to perfect the Lien of such pledge) in each case in form and substance reasonably satisfactory to the Administrative Agent, and in a manner that the Administrative Agent shall be reasonably satisfied that it has a first priority perfected pledge of or charge over the Collateral related thereto. Notwithstanding the foregoing, the parties hereto acknowledge and agree that no Pledge Agreement in respect of the pledge of Equity Interests of a Foreign Subsidiary shall be required until the date that is sixty (60) days following the Effective Date (or such later date as is agreed to by the Administrative Agent in its reasonable discretion).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder and under the other Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in Section 6.04(c);

(d) Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary;

(e) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate outstanding principal amount of Indebtedness permitted by this clause (e) shall not exceed $10,000,000 at any time outstanding;

(f) Indebtedness of any Person that becomes a Subsidiary, or merges into the Company or a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary, or merges into the Company or a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, or merging into the Company or a Subsidiary and (ii) the aggregate outstanding principal amount of Indebtedness permitted by this clause (f) shall not exceed $10,000,000 at any time outstanding;

(g) Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit;

(h) Indebtedness of the Company or any Subsidiary in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds and completion guarantees provided by the Company and the Subsidiaries in the ordinary course of business, provided that upon the incurrence of Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, such obligations are reimbursed within 30 days following such drawing or incurrence;

(i) Guarantees in the ordinary course of business by the Company or any Subsidiary of Indebtedness incurred by employees or prospective employees; provided that the aggregate principal amount of such Guarantees permitted by this clause (i) shall not exceed $3,000,000 at any one time outstanding;

(j) Indebtedness under Swap Agreements entered into in the ordinary course of business for non-speculative purposes in order to hedge bona fide business risks associated with fluctuations in interest rates or currency exchange rates; and

(k) Other unsecured Indebtedness in an aggregate principal amount not exceeding $15,000,000 at any time outstanding.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that

(i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and

(ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof beyond the maximum commitments with respect thereto as in effect on the date hereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary, or merges into the Company or a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, or merges into the Company or a Subsidiary; provided that

(i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming, or merging into, a Subsidiary , as the case may be,

(ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and

(iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes, or merges into, a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that

(i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01,

(ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement,

(iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and

(iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(e) Liens created by the Collateral Documents; and

(f) Liens not otherwise permitted by this Section 6.02 so long as the aggregate principal amount of the obligations secured thereby subject to such Liens does not exceed $10,000,000.

In addition, neither the Company nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent for the benefit of itself and the Holders of Secured Obligations, as additional collateral for the Secured Obligations.

SECTION 6.03. Fundamental Changes.

(a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing

(i) any Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation,

(ii) any Subsidiary, or branch of the Company or a Subsidiary, may merge into, consolidate with, or sell, transfer lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the Equity Interests to, any Subsidiary in a transaction in which the surviving entity is a Subsidiary,

(iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary and

(iv) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any merger involving a Person that is not a Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except:

(a) (i) Permitted Investments and (ii) so long as the aggregate outstanding amount thereof does not exceed $30,000,000 at any time during the term of this Agreement, Permitted Two-Year Investments;

(b) loans, advances or investments existing on the date hereof and listed on Schedule 6.04;

(c) loans, advances or capital contributions made by the Company in or to any Subsidiary and made by any Subsidiary in or to the Company or any other Subsidiary, provided that, unless constituting Permitted Foreign Reorganization Transfers, not more than $15,000,000 in loans, advances or capital contributions may be made and remain outstanding, during the term of this Agreement, by the Company or any Subsidiary Loan Party to a Person which is not a Subsidiary Loan Party;

(d) Guarantees constituting Indebtedness permitted by Section 6.01;

(e) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(f) Permitted Acquisitions;

(g) Guarantees by the Company and any Subsidiary of leases entered into in the ordinary course of business by any Subsidiary as lessee;

(h) extensions of credit in the nature of accounts receivable or notes receivable in the ordinary course of business;

(i) investments in payroll, travel, relocation and similar advances to employees and prospective employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(j) investments in or acquisitions of stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Subsidiary or in satisfaction of judgments;

(k) investments in equity securities and rights to acquire equity securities acquired as part of fees charged to clients or otherwise in connection with the performance of services by the Company and its Subsidiaries in the ordinary course of business;

(l) warrants, options and Equity Interests received by the Company or any Subsidiary as full or partial compensation for services rendered by the Company or any Subsidiary, all in the ordinary course of business consistent with past practice;

(m) deposit accounts maintained in the ordinary course of business and Cash Pooling Arrangements; and

(n) other investments by the Company in a cumulative aggregate amount not exceeding $15,000,000 during the term of this Agreement.

SECTION 6.05. Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests or Subordinated Indebtedness of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into with respect to foreign currency transactions or in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.06. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except

(a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock,

(b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and

(c) so long as (i) no Event of Default has then occurred or is continuing or would arise after giving effect thereto and (ii) Availability shall not be less than $25,000,000 after giving effect thereto, the Company may make Restricted Payments to the extent the aggregate amount of such Restricted Payments does not exceed $75,000,000 in any period of twelve consecutive months. As used herein, “Availability” means, at any time, an amount equal to the Aggregate Commitment then in effect minus the aggregate Revolving Credit Exposures of all Lenders at such time.

SECTION 6.07. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except

(a) in the ordinary course of business at prices and on terms and conditions not materially less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties,

(b) transactions (i) between or among the Company and Subsidiary Loan Parties not involving any other Affiliate or (ii) between or among Subsidiaries (none of whom are Subsidiary Loan Parties),

(c) any transfer or other disposition permitted by Section 6.03 and

(d) any Restricted Payment permitted by Section 6.06.

SECTION 6.08. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon

(a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or

(b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that

(i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement,

(ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition (other than in connection with the extension of the maturity of any underlying Indebtedness which is otherwise permitted hereunder)),

(iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or an asset pending such sale, provided such restrictions and conditions apply only to the Subsidiary or the asset that is to be sold and such sale is permitted hereunder,

(iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and

(v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.09. Changes in Fiscal Year. The Company shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis; provided that any Subsidiary acquired after the Effective Date pursuant to a Permitted Acquisition may change its fiscal year to the fiscal year basis employed by the Company within one (1) year following such Permitted Acquisition so long as the Company delivers at least thirty (30) days’ prior written notice of such change to the Administrative Agent.

SECTION 6.10. Subordinated Indebtedness. The Company will not, and will not permit any Subsidiary to, make any Prohibited Amendment to any indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, decrease or in substance decrease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness. As used herein, “Prohibited Amendment” means any amendment or modification the effect of which is to: (a) increase the interest rate on such Subordinated Indebtedness; (b) change the dates upon which payments of principal or interest are due on such Subordinated Indebtedness other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Indebtedness; (d) change the redemption or prepayment provisions of such Subordinated Indebtedness other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Subordinated Indebtedness; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the Company or applicable Subsidiary thereunder or confer additional material rights on the holder of such Subordinated Indebtedness in a manner adverse to the Company, any Subsidiary, the Administrative Agent or any Lender.

SECTION 6.11. Financial Covenants.

SECTION 6.11.1. Fixed Charge Coverage Ratio. The Company will not permit the ratio (the “Fixed Charge Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after June 30, 2011 for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, of (i) Consolidated EBITDAR minus Consolidated Capital Expenditures to (ii) Consolidated Interest Expense plus Consolidated Rental Payments, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 1.15 to 1.00. The Fixed Charge Coverage Ratio shall be calculated on a pro forma basis after giving effect to any Permitted Acquisition consummated during such period (without giving effect to any cost savings other than those actually realized as of the date of such acquisition or thereafter realized during such period or otherwise approved in writing by the Administrative Agent) as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over such period in accordance with its terms) had occurred on the first day of such period.

SECTION 6.11.2. Leverage Ratio. The Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after June 30, 2011, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, to be greater than 2.25 to 1.0. The Leverage Ratio shall be calculated on a pro forma basis after giving effect to any Permitted Acquisition consummated during such period (without giving effect to any cost savings other than those actually realized as of the date of such acquisition or thereafter realized during such period or otherwise approved in writing by the Administrative Agent) as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over such period in accordance with its terms) had occurred on the first day of such period.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement, the Subsidiary Guaranty or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, the Subsidiary Guaranty or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;

(d) (i) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01, 5.02, 5.03 (with respect to any Borrower’s existence), 5.08, 5.09 or 5.10, in Article VI or in Article X, or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Company or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;

(e) Any Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article or any other Loan Document), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Subsidiary shall

(i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect,

(ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article,

(iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets,

(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding,

(v) make a general assignment for the benefit of creditors or

(vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) in excess of $5,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, both (i) has an aggregate unreserved cost to the Company in excess of $5,000,000 and (ii) could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(o) any Collateral Document, once executed, shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, or any action shall be taken by or on behalf of any Borrower or any Subsidiary to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times:

(i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.

Any proceeds of Collateral received by the Administrative Agent after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from any Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from any Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Banking Services Obligations and Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations and sixth, to the payment of any other Obligation due to the Administrative Agent or any Lender by any Borrower. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing,

(a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,

(b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and

(c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into

(i) any statement, warranty or representation made in or in connection with any Loan Document,

(ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document,

(iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document,

(iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document,

(v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or

(vi) the perfection or priority of any of the Liens on any of the Collateral.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, with the written consent of the Company so long as no Event of Default exists (which consent shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as (and without duplication of) those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which the Administrative Agent is from time to time a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents.

In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Holders of Secured Obligations.

The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. In addition, the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent, to promptly release any Subsidiary Guarantor which becomes an Affected Foreign Subsidiary from the Subsidiary Guaranty; provided that (i) nothing contained in this sentence shall relieve the Company or any Subsidiary from its obligations under Sections 5.09 or 5.10 and (ii) the Company and each applicable Subsidiary shall comply with Section 5.10. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Article VIII.

Upon any sale or transfer of assets constituting Collateral which is expressly permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Company, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

Each Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Holders of Secured Obligations, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by each Borrower or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of any Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by any Borrower or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by any Borrower or any Subsidiary and pledged in favor of the Holders of Secured Obligations in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan Chase Bank, N.A. as Administrative Agent may acquire and be the holder of any bond issued by any Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Borrower or any Subsidiary).

The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Holders of Secured Obligations including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Company as ultimate parent of any subsidiary of the Company which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Company or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Secured Obligations, and any payment to the Holders of Secured Obligations in satisfaction of the Secured Obligations shall - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.

The parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of the Company and its Subsidiaries as will be further described in a separate German law governed parallel debt undertaking. The Administrative Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhänder) and (ii) administer and hold as fiduciary agent (Treuhänder) any pledge created under a German law governed Collateral Document which is created in favor of any Holder of Secured Obligations or transferred to any Holder of Secured Obligations due to its accessory nature (Akzessorietät), in each case in its own name and for the account of the Holders of Secured Obligations. Each Lender (on behalf of itself and its affiliated Holders of Secured Obligations) hereby authorizes the Administrative Agent to enter as its agent in its name and on its behalf into any German law governed Collateral Document, accept as its agent in its name and on its behalf any pledge or other creation of any accessory security right in relation to this Agreement and to agree to and execute on its behalf as its representative in its name and on its behalf any amendments, supplements and other alterations to any such Collateral Document and to release on behalf of any such Lender or Holder of Secured Obligations any such Collateral Document and any pledge created under any such Collateral Document in accordance with the provisions herein and/or the provisions in any such Collateral Document.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Borrower, to it at Willis Tower – Suite 4200, 233 South Wacker Drive, Chicago, Illinois 60606, Attention of the Treasurer (Telecopy No. (312) 496-1686, Email address: mresac@heidrick.com);

(ii) if to the Administrative Agent, (A) in the case of Borrowings by the Company denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Chicago, Illinois 60603, Attention of April Yebd (Telecopy No. (312) 732-2628) and (B) in the case of Borrowings by any Foreign Subsidiary Borrower or Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of Ching Loh (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn, Chicago, IL 60603, Attention of Suzanne Ergastolo (Telecopy No. (312) 325-3239)

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Chicago, Illinois 60603], Attention of April Yebd (Telecopy No. (312) 732-2628) with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn, Chicago, IL 60603, Attention of Suzanne Ergastolo (Telecopy No. (312) 325-3239); and

(iv) if to any other Lender, to it at its address (or telecopy number or Email address) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise set forth therein or agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,

(iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be, or

(vi) other than pursuant to a transaction permitted by the terms of this Agreement or any other Loan Document (including actions by the Company as part of its tax planning which cause a Subsidiary Guarantor to become an Affected Foreign Subsidiary, to the extent such actions are expressly permitted by the Loan Documents), release all or substantially all of (A) the Collateral which is subject to the Loan Documents or (B) the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers to each relevant Loan Document (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Obligations, (ii) constituting property being sold or disposed of if the Company certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), or (iii) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(f) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one U.S. counsel and one local counsel in each applicable foreign jurisdiction for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, (x) in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or (y) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Company shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly not later than fifteen days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the

Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) the Borrowers shall have no obligation to directly or indirectly deal with the Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant

Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Subsidiary Guarantor against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Subsidiary Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such Foreign Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.23. Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Foreign Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary Borrower. To the extent any Foreign Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT , ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the written consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.15. Releases of Subsidiary Guarantors.

(a) A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b) Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Subsidiary Guarantor no longer qualifies as (or would be designated as) a Subsidiary Guarantor pursuant to the terms of this Agreement.

(c) At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Secured Obligations (other than Swap Obligations, Banking Services Obligations, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

ARTICLE X

Cross-Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, but subject to the last sentence of this Article X, each Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Secured Obligations. Each Borrower further agrees that the due and punctual payment of the Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Secured Obligation.

Each Borrower waives presentment to, demand of payment from and protest to any Borrower of any of the Secured Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Borrower hereunder shall not be affected by (a) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Secured Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Secured Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Secured Obligations; (g) the enforceability or validity of the Secured Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Secured Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Secured Obligations, for any reason related to this Agreement, any Swap Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Secured Obligations, of any of the Secured Obligations or otherwise affecting any term of any of the Secured Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Borrower to subrogation.

Each Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any Borrower or any other Person.

The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations, any impossibility in the performance of any of the Secured Obligations or otherwise.

Each Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Issuing Bank or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of any other Borrower to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, the Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, the Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Secured Obligations then due, together with accrued and unpaid interest thereon. Each Borrower further agrees that if payment in respect of any Secured Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Secured Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, the Issuing Bank or any Lender, disadvantageous to the Administrative Agent, the Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, such Borrower shall make payment of such Secured Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, the Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by any Borrower of any sums as provided above, all rights of such Borrower against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Secured Obligations owed by such Borrower to the Administrative Agent, the Issuing Bank and the Lenders.

Nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of the Secured Obligations.

Notwithstanding anything contained in this Article X to the contrary, no Foreign Subsidiary Borrower which is and remains an Affected Foreign Subsidiary shall be liable hereunder for any of the Loans made to, or any other Secured Obligation incurred solely by or on behalf of, the Company or any Subsidiary Guarantor which is a Domestic Subsidiary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By	/s/ Maureen J. Resac
Name: Maureen J. Resac
Title: Treasuer

HEIDRICK & STRUGGLES HOLDING B.V.

By	/s/ Maureen J. Resac
Name: Maureen J. Resac
Title: Treasuer

Signature Page to Credit Agreement

Heidrick & Struggles International, Inc.

JPMORGAN CHASE BANK, N.A., individually as a Lender, as Issuing Bank and as Administrative Agent

By	/s/ Suzanne Ergastolo
Name: Suzanne Ergastolo
Title: Vice President

Signature Page to Credit Agreement

Heidrick & Struggles International, Inc.

BANK OF AMERICA, N.A., individually as a Lender and as Syndication Agent

By	/s/ Yolanda Stradford
Name: Yolanda Stradford
Title: Vice President

Signature Page to Credit Agreement

Heidrick & Struggles International, Inc.

THE NORTHERN TRUST COMPANY, individually as a Lender and as Documentation Agent

By	/s/ Phillip McCaulay
Name: Phillip McCaulay
Title: Vice President

Signature Page to Credit Agreement

Heidrick & Struggles International, Inc.

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT

JPMORGAN CHASE BANK, N.A.	$30,000,000

BANK OF AMERICA, N.A.	$25,000,000

THE NORTHERN TRUST COMPANY	$20,000,000

AGGREGATE COMMITMENTS	$75,000,000

SCHEDULE 2.02

MANDATORY COST

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in British Pounds Sterling:

per cent. per annum

(b)	in relation to a Loan in any currency other than British Pounds Sterling:

per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)	“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)	“Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, N.A..

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)	“Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(j)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	The Administrative Agent shall deliver to the Company a certificate setting forth in reasonable detail any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender, and such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule 2.02 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 2.06

EXISTING LETTERS OF CREDIT

Issued by JPMorgan Chase Bank, National Association

Entity:	Heidrick & Struggles, Inc.
Letter of Credit Number:	P – 221341
In Favor of:	Federal Insurance Company
Termination Date:	September 1, 2011
Face Amount:	USD 200,000.00
Reason:	Workers compensation

Entity:	Heidrick and Struggles AG
Letter of Credit Number:	S – 878704
In Favor of:	UBS AG
Termination Date:	March 29, 2016
Face Amount:	CHF 291,000.00
Reason:	Rent guarantee for lease agreement

Entity:	Heidrick and Struggles Unternehmensberatung GMBH
Letter of Credit Number:	S – 881487
In Favor of:	Deutsche Bank Aktiengesellschaft Filiale Wien,
Vienna Branch
Termination Date:	September 16, 2011
Face Amount:	EUR 15,000.00
Reason:	Rent guarantee for lease agreement

SCHEDULE 3.01

LIST OF SUBSIDIARIES

SUBSIDIARIES AND OTHER ENTITIES OF HEIDRICK & STRUGGLES INTERNATIONAL, INC., A Delaware Corporation

NOTE: % shown in parenthesis indicates percentage of ownership by the immediate “parent”.

NOTE: * indicates such entity is a “Subsidiary Guarantor” as defined in the Credit Agreement.

1)	* HEIDRICK & STRUGGLES, INC., A Delaware, USA Corporation

Shareholder:    Heidrick & Struggles International, Inc. (100%)

SUBSIDIARIES OF HEIDRICK & STRUGGLES, INC.:

•	Heidrick & Struggles (Cayman Islands), Inc., A Cayman Islands Corporation

Shareholder:    Heidrick & Struggles, Inc. (100%)

•	Heidrick & Struggles (Russia) LLC, A Russian Corporation

Shareholder:    Heidrick & Struggles (Cayman Islands), Inc. (99%)

 Heidrick & Struggles, Inc. (1%)

•	Heidrick & Struggles Lebanon SAL (Off-Shore), A Lebanese Corporation

Shareholder:    Heidrick & Struggles (Cayman Islands) Inc. (98%)

 Mr. Ayman Haddad (1%)

 Mr. Mohammad Walid Vasser (1%)

•	Heidrick & Struggles (Middle East) LLC, A Dubai Corporation

Shareholder:    Heidrick & Struggles (Cayman Islands), Inc. (100%)

•	H&S Software Development and Knowledge Management Centre Private Limited, An Indian corporation

Shareholder:    Heidrick & Struggles, Inc. (99%)

 Heidrick & Struggles Asia-Pacific, Ltd. (1%)

2)	* HEIDRICK & STRUGGLES ASIA-PACIFIC, LTD., An Illinois, USA Corporation

Shareholder:    Heidrick & Struggles International, Inc. (100%)

SUBSIDIARIES OF HEIDRICK & STRUGGLES ASIA-PACIFIC, LTD.:

•	Heidrick & Struggles Japan, Ltd., An Illinois, USA Corporation

Shareholder:    Heidrick & Struggles Asia-Pacific, Ltd. (100%)

•	Heidrick & Struggles Japan Godo Kaisha, A Japanese Corporation

Shareholder:    Heidrick & Struggles Japan, Ltd. (100%)

SCHEDULE 3.01

LIST OF SUBSIDIARIES

SUBSIDIARIES OF HEIDRICK & STRUGGLES ASIA-PACIFIC, LTD.: (cont’d.)

•	* Heidrick & Struggles Australia, Ltd., An Illinois, USA Corporation

Shareholder:    Heidrick & Struggles Asia-Pacific, Ltd. (100%)

•	* Heidrick & Struggles Hong Kong, Ltd., An Illinois, USA Corporation

Shareholder:    Heidrick & Struggles Asia-Pacific, Ltd. (100%)

•	Heidrick & Struggles Singapore PTE Ltd., A Singapore Corporation

Shareholder:    Heidrick & Struggles Asia-Pacific, Ltd. (100%)

•	Heidrick & Struggles (India) Private Limited, An Indian Corporation

Shareholder:    Heidrick & Struggles Asia-Pacific, Ltd. (100%)

•	Heidrick & Struggles (Korea), Inc., A Korean Corporation

Shareholder:    Heidrick & Struggles Asia-Pacific, Ltd. (100%)

•	Heidrick & Struggles Far East Limited (Hong Kong), A Hong Kong Corporation

•	Heidrick & Struggles Taiwan Limited

Shareholder:    Heidrick & Struggles Far East Limited (Hong Kong) (100%)

•	Beijing Heidrick & Struggles International Management Consulting Company Limited

Shareholder:    Heidrick & Struggles Far East Limited (Hong Kong) (90%)

         Beijing Leading Human Resources Consulting Company Limited, an outside third party (10%)

•	Shanghai Jobkoo Information Technology Co., LTD

Shareholder:    Heidrick & Struggles Far East Limited (Hong Kong) (50%)

         Beijing Jobkoo Information Technology Co., LTD, an outside third party (50%)

•	Heidrick & Struggles (NZ) Limited, A New Zealand Corporation

Shareholder:    Heidrick & Struggles Asia-Pacific, Ltd. (100%)

•	H&S Holdings Limited, A Thailand Corporation (Baht 100,000 (510 Preference Shares and 490 Ordinary Shares))

Shareholder:    Connector Asia Co., Ltd – 509 Preference Shares of Baht 100 each

         Active Access Asia Limited – 1 Preference Share of Baht 100 each

         Heidrick & Struggles Asia-Pacific, Ltd. – 489 Ordinary Shares of Baht 100 each

         Scott J. Krenz – 1 Ordinary Share of Baht 100 each

SCHEDULE 3.01

LIST OF SUBSIDIARIES

SUBSIDIARIES OF HEIDRICK & STRUGGLES ASIA-PACIFIC, LTD.: (cont’d.)

•	Heidrick & Struggles Recruitment (Thailand) Ltd., A Thailand Corporation (Baht 2,000,000 (20,000 Ordinary Shares))

Shareholder:    H&S Holdings Limited – 10,200 Ordinary Shares of Baht 100 each

         Heidrick & Struggles Asia-Pacific, Ltd. – 9,799 Ordinary Shares of Baht 100 each

         Scott J. Krenz – 1 Ordinary Share of Baht 100 each

•	Heidrick & Struggles (Gibraltar) Holdings Limited, A Gibraltar Corporation

Shareholder:    Heidrick & Struggles Asia-Pacific, Ltd. (100%)

•	Heidrick & Struggles (Gibraltar) Limited., A Gibraltar Corporation

Shareholder:    Heidrick & Struggles (Gibraltar) Holdings Limited

3)	HEIDRICK & STRUGGLES CANADA, INC., A Canadian Corporation

Shareholder:    Heidrick & Struggles International, Inc. (100%)

4)	HEIDRICK & STRUGGLES ARGENTINA, S.A., An Argentine Corporation

Shareholder:    Heidrick & Struggles International, Inc. (94.68%)

              Heidrick & Struggles Latin America, Inc. (5.32%)

5)	* HEIDRICK & STRUGGLES LATIN AMERICA, INC., An Illinois, USA Corporation

Shareholder:    Heidrick & Struggles International, Inc. (100%)

•	Heidrick & Struggles de Chile Limitada, A Chilean Limitada

Shareholder:    Heidrick & Struggles Latin America, Inc. (99%)

             Stephen W. Beard (1%)

•	Heidrick & Struggles Holding do Brasil Ltda. (1,997,086 Quotas Available)

Shareholder:    Heidrick & Struggles Latin America, Inc. (Quotas held - 1,996,986 [99.999%]

             Heidrick & Struggles International, Inc. (Quotas held - 100 [.001%]

•	Heidrick & Struggles do Brasil Ltda., A Brazilian Limitada (7,203 Quotas Available),

Shareholder:     Heidrick & Struggles Holding do Brasil Ltda. (Quotas held - 6,862 [95.27%])

            Heidrick & Struggles International, Inc. (Quotas held - 1 [.01%])

            Ana Paula Arenzano Chagas ( Quotas held - 85 [1.18%])

            Manoel Andrade Rebello Neto (Quotas held - 85 [1.18%])

            Darcio Alexandre Rossini Crespi (Quotas held - 85 [1.18%])

            Dominique Jose Einhorn (Quotas held - 85 [1.18%])

•	Heidrick & Struggles Colombia Ltda., A Colombian Limitada

Shareholder:    Heidrick & Struggles Latin America, Inc. (99%) (Quotas held – 133.650)

           Heidrick & Struggles, S.A. de C.V. (1%) (Quotas held – 1.350)

SCHEDULE 3.01

LIST OF SUBSIDIARIES

SUBSIDIARIES OF HEIDRICK & STRUGGLES LATIN AMERICA, INC. (cont’d)

6)	HEIDRICK & STRUGGLES, S.A. de C.V., A Mexican Corporation

Shareholder:    Heidrick & Struggles International, Inc. (99%)

              Scott Krenz (1%)

7)	* HEIDRICK & STRUGGLES ESPANA, INC., An Illinois, USA Corporation

Shareholder:    Heidrick & Struggles International, Inc. (100%)

8)	HEIDRICK & STRUGGLES Aktiebolaget (DBA Heidrick & Struggles AB), A Swedish Corporation

Shareholder:    Heidrick & Struggles International, Inc. (100%)

PARTNERSHIPS

•	H&S KB – (Jointly owned by Heidrick & Struggles AB and Heidrick & Struggles, Inc.)

9)	HEIDRICK & STRUGGLES INTERNATIONAL S.r.l., An Italy Corporation

Shareholder:    Heidrick & Struggles International, Inc. (99%)

             Heidrick & Struggles Espana, Inc. (1%)

10)	HEIDRICK & STRUGGLES SP Zo.o., A Polish Corporation

Shareholder:    Heidrick & Struggles International, Inc. (100%)

SUBSIDIARIES OF HEIDRICK & STRUGGLES SP Zo.o

•	Heidrick & Struggles (Central Eastern Europe) S.R.L., A Romanian Corporation

Shareholder:    Heidrick & Struggles SP Zo.o (100%)

•	H&S Poland, SP zo.o., A Polish Corporation

Shareholder:    Heidrick & Struggles SP Zo.o (100%)

11)	HEIDRICK & STRUGGLES AG, A Swiss Corporation

Shareholder:    Heidrick & Struggles International, Inc. (100%)

(Merger of Heidrick & Struggles AG and Heidrick & Struggles Consulting AG)

12)	HEIDRICK & STRUGGLES BV, A Netherlands corporation

Shareholder:    Heidrick & Struggles International, Inc. (100%)

•	Heidrick & Struggles (6 partners at 06/30/03, Managing Partner is Heidrick & Struggles BV)

SCHEDULE 3.01

LIST OF SUBSIDIARIES

SUBSIDIARIES OF HEIDRICK & STRUGGLES INTERNATIONAL, INC. (cont’d)

13)	* HEIDRICK & STRUGGLES UNTERNEHMENSBERATUNG GmbH & Co. KG, A German limited partnership

Limited Partner:    Heidrick & Struggles International, Inc.

General Partner:    Heidrick & Struggles Unternehmensberatung Verwaltungs-GmbH

SUBSIDIARIES OF HEIDRICK & STRUGGLES UNTERNEHMENSBERATUNG GmbH & Co. KG

•	Heidrick & Struggles Unternehmensberatung Verwaltung, GmbH, A German limited liability company

Shareholder:    Heidrick & Struggles Unternehmensberatung GmbH & Co. KG (100%)

•	Heidrick & Struggles Interim Executive GmbH (formerly Protem GmbH), A German limited liability company

Shareholder:    Heidrick & Struggles Unternehmensberatung GmbH & Co. KG (100%)

14)	HEIDRICK & STRUGGLES LTD., An Israeli Corporation

Shareholder:    Heidrick & Struggles International, Inc. (100%)

15)	HEIDRICK & STRUGGLES UNTERNEHMENSBERATUNG, GmbH, An Austrian Corporation

Shareholder:    Heidrick & Struggles International, Inc. (100%)

16)	HEIDRICK & STRUGGLES (SHP) LIMITED. (formerly Heidrick & Struggles UK Limited), An UK Corporation

Shareholder:    Heidrick & Struggles International, Inc. (100%)

SUBSIDIARIES OF HEIDRICK & STRUGGLES (SHP) LIMITED

•	SHPA ESOP Ltd., An UK corporation

Shareholder:    Heidrick & Struggles (SHP) Limited (100%)

17)	HEIDRICK & STRUGGLES (UK) FINANCE COMPANY LIMITED, An UK Corporation

Shareholder:    Heidrick & Struggles International, Inc. (100%)

18)	HEIDRICK & STRUGGLES (UK) LIMITED, An UK Corporation

Shareholder:    Heidrick & Struggles International, Inc. (100%)

19)	HEIDRICK & STRUGGLES Norway AS, A Norway Corporation

Shareholder:    Heidrick & Struggles International, Inc. (100%)

20)	HEIDRICK & STRUGGLES HOLDING B.V., a private company with limited liability incorporated under the laws of the Netherlands.

Shareholder:    Heidrick & Struggles International, Inc. (100%)

SCHEDULE 3.06

DISCLOSED MATTERS

None.

HEIDRICK STRUGGLES INTERNATIONAL, INC.

Schedule 6.01 – Indebtedness

Country	Bank Guarantees	Legal Name	Counterparty	Expiry Date	Amount	Currency	Rate	USD	Reason for Guarantee

Australia	ANZ Bank	Heidrick & Struggles Australia, Ltd.	Retail Employee Superannuation	Unlimited	150,505	AUD	1.03440	155,682	Office Lease - Melbourne
	ANZ Bank	Heidrick & Struggles Australia, Ltd.	Perpetual Trust & GPT Management	Unlimited	517,650	AUD	1.03440	535,457	Office Lease - Sydney
	ANZ Bank	Heidrick & Struggles Australia, Ltd.	Perpetual Trust & GPT Management	12/31/2011	155,439	AUD	1.03440	160,786	Office Lease - Sydney - Addition
	ANZ Bank	Heidrick & Struggles Australia, Ltd.	Perpetual Trust & Lend Lease Funds Mgt	12/31/2016	849,253	AUD	1.03440	878,467	Office Lease - Sydney (new lease)

								1,730,393

Belgium	ING Bank	Heidrick & Struggles International, Inc.(US branch) - Brussels, Belgium	SIFI Louise N.V.	12/31/2013	53,476	EUR	1.41740	75,797	Office Lease

Dubai (Middle East)	HSBC	Heidrick & Struggles (Middle East) LLC	Dubai International Financial Centre	3/31/2012	850,298	AED	0.27230	231,536	Office lease

France	BNP Paribas Fortis	Heidrick & Struggles International, Inc.(US branch) - Paris, France	Landlord		216,000	EUR	1.41740	306,158	Office Lease
Germany	Deutsche Bank	HEIDRICK & STRUGGLES UNTERNEHMENSBERATUNG GmbH & Co. KG	Herrn Heinz Meuser	6/1/2014	76,694	EUR	1.41740	108,706	Office Lease - Keplerstrasse
	Deutsche Bank	HEIDRICK & STRUGGLES UNTERNEHMENSBERATUNG GmbH & Co. KG	Hengeler Mueller	6/1/2014	65,000	EUR	1.41740	92,131	Office Lease - Duesseldorf Ber
	Deutsche Bank	HEIDRICK & STRUGGLES UNTERNEHMENSBERATUNG GmbH & Co. KG	Deka Immobilien Investment GmbH	11/20/2012	40,064	EUR	1.41740	56,787	Office Lease - Berlin Jagerstrasse
	Deutsche Bank	HEIDRICK & STRUGGLES UNTERNEHMENSBERATUNG GmbH & Co. KG	Pensionskasse der Mitarbeiter	12/31/2012	56,151	EUR	1.41740	79,588	Office Lease - Munchen Sophie
	Deutsche Bank	HEIDRICK & STRUGGLES UNTERNEHMENSBERATUNG GmbH & Co. KG	Münchener Rückversicherungs-Ges.	11/8/2011	12,075	EUR	1.41740	17,115	Office Lease - Munchen Sophie

					249,984			354,327

Netherlands	F. Lanschot Bankiers NV	HEIDRICK & STRUGGLES BV	Dijkhuis Vastgoed Management B.V.	6 months after lease expiry	54,418	EUR	1.41740	77,132	Office Lease

Switzerland	UBS AG, Zurich	HEIDRICK & STRUGGLES AG	Swiss Life	6/30/2011	115,000	CHF	1.08880	125,212	Office Lease

Italy	Bank of America, Milan	Heidrick & Struggles International S.r.l.	GME Gestore dei Mercati Energetici Spa	8/31/2011 with 90 days extendable	1,400	EUR	1.41740	1,984	Bidding Procedure/Contract

India KMC	Citibank NA	H&S Software Development and Knowledge Management Centre Private Limited	President of India	5/30/2012	94,462	INR	0.02245	2,121	Importation of goods

Singapore	Development Bank of Singapore	Heidrick & Struggles Singapore PTE Ltd	Commissioner for Labour, Government of Singapore	11/16/2011	20,000	SGD	0.79330	15,866	Agency License

Thailand	HSBC	H&S Holdings Limited, Heidrick & Struggles Recruitment (Thailand) Ltd	Ministry of Commerce	3/30/2012	112,193	THB	0.03305	3,708	Deposit for Trading License

							USD Total	2,924,234

Country	Letters of Credit	Legal Name	Counterparty	Expiry Date	Amount	Currency	Rate	USD	Reason for Guarantee

USA	JP Morgan Chase Bank N.A.	Heidrick & Struggles, Inc.	Federal Insurance Company	9/1/2011	200,000	USD	1.0000	200,000	workers compensation - LC# P-221341

Austria	JP Morgan Chase Bank N.A.	Heidrick and Struggles Unternehmensberatung GMBH	Deutsche Bank Aktiengesellschaft Filiale Wien, Vienna Branch	9/16/2011	15,000	EUR	1.41740	21,261	Rent guarantee - LC# S-881487

Switzerland	JP Morgan Chase Bank N.A.	Heidrick and Struggles AG	UBS AG	3/29/2016	291,000	CHF	1.08880	316,841	Rent guarantee - LC# S-878704

							USD Total	538,102

HEIDRICK STRUGGLES INTERNATIONAL, INC.

Schedule 6.01 - Indebtedness (Continued)

Borrower	Loan Type	Lender	Currency	Amount*	FX	USD Equivalent

Heidrick & Struggles Argentina, S.A.		Heidrick & Struggles Latin America, Inc.
Loan Balance	Permanent		USD	(35,000.00)	1	(35,000.00)
Loan Interest	Permanent		USD	(5,732.74)	1	(5,732.74)

Heidrick & Struggles Hong Kong Ltd.		Heidrick & Struggles Australia Ltd.
Loan Balance	Non-Permanent		USD	(2,000,000.00)	1	(2,000,000.00)
Loan Interest	Non-Permanent		AUD	(4,250.00)	1.0678	(4,538.15)
Loan Interest	Non-Permanent		USD	(135,111.12)	1	(135,111.12)

Heidrick & Struggles, Inc.		Heidrick & Struggles Australia Ltd.
Loan Balance	Non-Permanent		AUD	(7,905,138.34)	1.0678	(8,441,106.72)
Loan Interest	Non-Permanent		AUD	(106,060.62)	1.0678	(113,251.53)

H&S Unternehmensberatung GmbH (Austria)		Heidrick & Struggles (UK) Finance Co. Ltd.
Loan Balance	Permanent		EUR	(2,499,914.29)	1.4392	(3,597,876.65)
Loan Interest	Permanent		EUR	(20,648.09)	1.4392	(29,716.74)

Heidrick & Struggles (UK) Finance Co. Ltd.		Heidrick & Struggles International, Inc.(US branch) - Brussels, Belgium
Loan Balance	Non-Permanent		EUR	(1,370,699.48)	1.4392	(1,972,710.69)
Loan Interest	Non-Permanent		EUR	(21,907.93)	1.4392	(31,529.89)

Heidrick & Struggles Canada Inc.		Heidrick & Struggles, Inc.
Loan Balance	Non-Permanent		USD	(2,842,824.82)	1	(2,842,824.82)
Loan Interest	Non-Permanent		USD	(302,876.87)	1	(302,876.87)

Heidrick & Struggles (UK) Finance Co. Ltd.		Heidrick & Struggles Copenhagen, Denmark (branch of Sweden)
Loan Balance	Non-Permanent		DKK	(2,378,694.67)	0.193	(459,088.07)
Loan Interest	Non-Permanent		EUR	(62,401.54)	1.4392	(89,808.29)

Heidrick & Struggles (UK) Finance Co. Ltd.		Heidrick & Struggles International, Inc.(US branch) - Paris, France
Loan Balance	Non-Permanent		EUR	(928,690.27)	1.4392	(1,336,571.04)
Loan Interest	Non-Permanent		EUR	(13,636.06)	1.4392	(19,625.01)

Heidrick & Struggles International, Inc.(US branch) - Paris, France		Heidrick & Struggles, Inc.
Loan Balance	Non-Permanent		EUR	—	1.4392	—
Loan Interest	Non-Permanent		EUR	(145.84)	1.4392	(209.89)

HEIDRICK & STRUGGLES UNTERNEHMENSBERATUNG GmbH & Co. KG		Heidrick & Struggles (UK) Finance Co. Ltd.
Loan Balance	Non-Permanent		EUR	—	1.4392	—
Loan Interest	Non-Permanent		EUR	(370.85)	1.4392	(533.73)

HEIDRICK & STRUGGLES UNTERNEHMENSBERATUNG GmbH & Co. KG		Heidrick & Struggles Espana, Inc.
Loan Balance	Permanent		EUR	(2,200,000.00)	1.4392	(3,166,240.00)
Loan Interest	Permanent		EUR	(123,046.88)	1.4392	(177,089.06)

HEIDRICK & STRUGGLES UNTERNEHMENSBERATUNG GmbH & Co. KG		Heidrick & Struggles, Inc.
Loan Balance	Permanent		EUR	(5,765,329.51)	1.4392	(8,297,462.23)
Loan Interest	Permanent		EUR	(87,757.77)	1.4392	(126,300.99)

Heidrick & Struggles SP Zo.o (Poland)		Heidrick & Struggles International, Inc.
Loan Balance	Permanent		PLN	(9,346,043.17)	0.3644	(3,405,698.13)
Loan Interest	Permanent		PLN	(2,371,305.82)	0.3644	(864,103.84)

Heidrick & Struggles Poland SP Zo.o (Polska)		Heidrick & Struggles International, Inc.
Loan Balance	Permanent		PLN	(290,085.50)	0.3644	(105,707.16)
Loan Interest	Permanent		PLN	(13,727.26)	0.3644	(5,002.21)

Heidrick & Struggles International, Inc.		Heidrick & Struggles, Inc.
Loan Balance	Permanent		USD	(15,574,579.57)	1	(15,574,579.57)
Loan Interest	Permanent		USD	(2,660,479.64)	1	(2,660,479.64)

Heidrick & Struggles, Inc.		Heidrick & Struggles Hong Kong Ltd.
Loan Balance	Non-Permanent		HKD	(15,573,200.00)	0.1286	(2,002,713.52)
Loan Interest	Non-Permanent		HKD	(166,425.60)	0.1286	(21,402.33)

Heidrick & Struggles (UK) Finance Co. Ltd.		Heidrick & Struggles International S.r.l.
Loan Balance	Non-Permanent		EUR	(2,481,688.55)	1.4392	(3,571,646.16)
Loan Interest	Non-Permanent		EUR	(51,323.98)	1.4392	(73,865.47)

Heidrick & Struggles BV		Heidrick & Struggles Japan Godo Kaisha
Loan Balance	Non-Permanent		EUR	(1,900,000.00)	1.4392	(2,734,480.00)
Loan Interest	Non-Permanent		EUR	(8,497.22)	1.4392	(12,229.20)

Heidrick & Struggles BV		Heidrick & Struggles S.A. de C.V.
Loan Balance	Non-Permanent		EUR	(761,788.68)	1.4392	(1,096,366.27)
Loan Interest	Non-Permanent		EUR	(3,406.91)	1.4392	(4,903.22)

Heidrick & Struggles Middle East LLC		Heidrick & Struggles, Inc.
Loan Balance	Non-Permanent		USD	(850,000.00)	1	(850,000.00)
Loan Interest	Non-Permanent		USD	(56,420.45)	1	(56,420.45)

Heidrick & Struggles BV		Heidrick & Struggles (UK) Finance Co. Ltd.
Loan Balance	Non-Permanent		EUR	(1,007,994.92)	1.4392	(1,450,706.29)

HEIDRICK STRUGGLES INTERNATIONAL, INC.

Schedule 6.01 - Indebtedness (Continued)

Borrower	Loan Type	Lender	Currency	Amount*	FX	USD Equivalent
Loan Interest	Non-Permanent		EUR	(4,332.14)	1.4392	(6,234.81)

Heidrick & Struggles, Inc.		Heidrick & Struggles BV
Loan Balance	Permanent		USD	(5,000,000.00)	1	(5,000,000.00)
Loan Interest	Permanent		USD	(33,566.66)	1	(33,566.66)

Heidrick & Struggles (NZ) Limited		Heidrick & Struggles Singapore Pte Ltd.
Loan Balance	Non-Permanent		NZD	(2,750,000.00)	0.8246	(2,267,650.00)
Loan Interest	Non-Permanent		NZD	(33,220.00)	0.8246	(27,393.21)

Heidrick & Struggles Poland SP Zo.o (Polska)		Heidrick & Struggles SP Zo.o (Poland)
Loan Balance	Permanent		EUR	(330,200.00)	1.4392	(475,223.84)
Loan Interest	Permanent		EUR	(43,423.50)	1.4392	(62,495.11)

Loan Balance	Permanent		PLN	(3,864,267.10)	0.3644	(1,408,138.93)
Loan Interest	Permanent		PLN	(297,551.89)	0.3644	(108,427.91)

Heidrick & Struggles (Central Eastern Europe) SRL		Heidrick & Struggles SP Zo.o (Poland)
Loan Balance	Permanent		EUR	(85,000.00)	1.4392	(122,332.00)
Loan Interest	Permanent		EUR	(1,491.63)	1.4392	(2,146.76)
Loan Interest	Permanent		PLN	(5,812.98)	0.3644	(2,118.25)

Heidrick & Struggles (Russia) LLC		Heidrick & Struggles (UK) Finance Co. Ltd.
Loan Balance	Non-Permanent		EUR	(450,000.00)	1.4392	(647,640.00)
Loan Interest	Non-Permanent		EUR	(34,250.00)	1.4392	(49,292.60)

Heidrick & Struggles Recruitment (Thailand) Ltd.		Heidrick & Struggles Singapore Pte Ltd.
Loan Balance	Permanent		THB	(36,000,000.00)	0.03297	(1,186,920.00)
Loan Interest	Permanent		THB	(444,324.45)	0.03297	(14,649.38)

Heidrick & Struggles Recruitment (Thailand) Ltd.		Heidrick & Struggles Holdings Limited
Loan Balance	Non-Permanent		THB	(3,127,068.06)	0.03297	(103,099.43)

Heidrick & Struggles Holdings Limited		Heidrick & Struggles Singapore Pte Ltd.
Loan Interest	Non-Permanent		THB	(7,905.00)	0.03297	(260.63)

H&S Espana Inc. (U.S. Branch) - Madrid, Spain		Heidrick & Struggles (UK) Finance Co. Ltd.
Loan Balance	Non-Permanent		EUR	(120,596.12)	1.4392	(173,561.94)
Loan Interest	Non-Permanent		EUR	2,628.65	1.4392	3,783.15

H&S Espana Inc. (U.S. Branch) - Madrid, Spain		Heidrick & Struggles, Inc.
Loan Balance	Non-Permanent		EUR	(1,526,055.66)	1.4392	(2,196,299.31)
Loan Interest	Non-Permanent		EUR	(7,811.82)	1.4392	(11,242.78)

Heidrick & Struggles AB (Sweden)		Heidrick & Struggles (UK) Finance Co. Ltd.
Loan Balance	Permanent		SEK	(16,860,405.77)	0.162	(2,731,385.73)
Loan Interest	Permanent		EUR	(15,749.96)	1.4392	(22,667.34)

Heidrick & Struggles (UK) Finance Co. Ltd.		Heidrick & Struggles AG (Switzerland)
Loan Balance	Non-Permanent		CHF	(3,857,807.11)	1.1725	(4,523,278.84)
Loan Interest	Non-Permanent		EUR	(83,510.14)	1.4392	(120,187.79)

Heidrick & Struggles (UK) Ltd.		Heidrick & Struggles (UK) Finance Co. Ltd.
Loan Balance	Non-Permanent		GBP	(10,261,541.92)	1.6454	(16,884,341.08)
Loan Interest	Non-Permanent		EUR	(102,546.98)	1.4392	(147,585.62)

Heidrick & Struggles (UK) Finance Co. Ltd.		Heidrick & Struggles, Inc.
Loan Balance	Non-Permanent		USD	(13,911,599.37)	1	(13,911,599.37)
Loan Interest	Non-Permanent		USD	(68,343.11)	1	(68,343.11)

				Total USD		(119,979,806.94)

*	Both loan and interest amounts reflect accrual through May 31, 2011.

SCHEDULE 6.02

EXISTING LIENS

None.

SCHEDULE 6.04

INVESTMENTS

See information with respect to loans and advances set forth on Schedule 6.01, Indebtedness.

SCHEDULE 6.08

RESTRICTIVE AGREEMENTS

None.

Exhibit 10.1A

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	Heidrick & Struggles International, Inc. and certain Foreign Subsidiary Borrowers

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:	The Credit Agreement dated as of June 22, 2011 among Heidrick & Struggles International, Inc., the Foreign Subsidiary Borrowers from time to time parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank

By:
Title:

[Consented to:][3]

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By:
Title:

[2]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B-1

FORM OF OPINION OF CHIEF LEGAL OFFICER OF THE LOAN PARTIES

See Attached.

HEIDRICK & STRUGGLES

Stephen W. Beard

Executive Vice President, General Counsel & Corporate Secretary

June 22, 2011

The Administrative Agent

and each Lender party to the Credit Agreement referred to below

c/o JPMorgan Chase Bank, N.A., as Administrative Agent

10 South Dearborn Street

Chicago, IL 60603

Ladies and Gentlemen:

I have acted as counsel for Heidrick & Struggles International, Inc., a Delaware corporation (the “Company”), in connection with the Credit Agreement dated as of June 22, 2011 (the “Credit Agreement”) among the Company, the Foreign Subsidiary Borrowers party thereto, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent.

I have also acted as counsel for Heidrick & Struggles, Inc., a Delaware corporation (“HSI”), Heidrick & Struggles Latin America, Inc., an Illinois corporation (“H&S Latin America”), Heidrick & Struggles Asia-Pacific, Ltd., an Illinois corporation (“H&S Asia-Pacific”), Heidrick & Struggles Espana, Inc., an Illinois corporation (“H&S Espana”), Heidrick & Struggles Hong Kong, Ltd., an Illinois corporation (“H&S Hong Kong”), and Heidrick & Struggles Australia, Ltd., an Illinois corporation (“H&S Australia”); together with HSI, H&S Latin America, H&S Asia-Pacific, H&S Espana, and H&S Hong Kong (collectively the “U.S. Subsidiary Guarantors” and each a “U.S. Subsidiary Guarantor,” and together with the Company, the “Credit Parties”), in connection with the Subsidiary Guaranty dated as of June 22, 2011 and executed by the U.S. Subsidiary Guarantors and Heidrick & Struggles Unternehmensberatung GmbH & Co. KG, a limited partnership organized under the laws of Germany in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (the “Subsidiary Guaranty”). Capitalized terms used, but not otherwise defined herein, have the respective meanings given to them in the Credit Agreement referred to in the Subsidiary Guaranty.

As to certain matters of fact material to my opinions set forth in this Opinion Letter (this “Opinion”), I, or individuals under my direction, have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable.

The Administrative Agent

and each Lender party to the Credit Agreement

June 22, 2011

I. OPINIONS

Based upon the foregoing, and subject to the qualifications set forth below, on the date hereof, I am of the opinion that:

1. Each Credit Party (a) is validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

2. The execution, delivery and performance of the Loan Documents by each Credit Party to which it is a party are within the powers of such Credit Party and have been duly authorized by all necessary corporate and, if required, stockholder action.

3. The Company has duly executed and delivered to the Administrative Agent the Credit Agreement and each other Loan Document to which it is a party. Each of the Subsidiary Guarantors has duly executed and delivered to the Administrative Agent the Subsidiary Guaranty and each other Loan Document to which it is a party.

4. The execution, delivery and performance by each Credit Party of the Loan Documents to which such Credit Party is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, and (ii) those filings and recordings in connection with Liens granted to the Administrative Agent on behalf of the Holders of Secured Obligations pursuant to the Loan Documents; (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of such Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Credit Party or its assets, or give rise to a right thereunder to require any payment to be made by such Credit Party, and (d) will not result in the creation or imposition of any Lien on any asset of such Credit Party other than those in favor of the Administrative Agent on behalf of the Holders of Secured Obligations.

5. To my knowledge, without conducting any independent investigation, there are no actions or proceedings pending or overtly threatened in writing against any Credit Party by or before any court, governmental agency or arbitrator (a) which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (b) that involve the Loan Documents or the transactions contemplated thereby.

I am admitted to the bar of the State of Illinois. I express no opinion as to the laws of any jurisdiction other than the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the federal laws of the United States of America to the extent specifically referred to herein.

The Administrative Agent

and each Lender party to the Credit Agreement

June 22, 2011

This Opinion is rendered only to you and is solely for your benefit. This Opinion (a) may be relied upon by prospective assignees of the addressees hereof and (b) may be disclosed to legal counsel for any addressee or prospective assignee thereof, to regulatory authorities having jurisdiction over any of the addressees hereof or their successors and assigns and by Reed Smith LLP in providing its legal opinion in connection with the transactions contemplated by the Loan Documents. Without my prior written consent, other than as contemplated or provided pursuant to the preceding sentence, this Opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose. I disclaim any obligation to update this Opinion for events occurring or coming to my attention after the date hereof.

Very truly yours,

Stephen W. Beard

EXHIBIT B-2

FORM OF OPINION OF REED SMITH LLP

See Attached.

Reed Smith LLP 599 Lexington Avenue New York, New York 10022 212 521 4500 Fax 212 521 5450

June 22, 2011

The Administrative Agent

and each Lender party to the Credit Agreement referred to below

c/o JPMorgan Chase Bank, N.A., as Administrative Agent

10 South Dearborn Street

Chicago, IL 60603

Ladies and Gentlemen:

We have acted as special New York counsel to Heidrick & Struggles International, Inc., a Delaware corporation (the “Company”), in connection with the Credit Agreement dated as of June 22, 2011 (the “Credit Agreement”) among the Company, the Foreign Subsidiary Borrowers party thereto, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent.

We have also acted as special New York counsel to Heidrick & Struggles, Inc., a Delaware corporation (“HSI”), Heidrick & Struggles Latin America, Inc., an Illinois corporation (“H&S Latin America”), Heidrick & Struggles Asia-Pacific, Ltd., an Illinois corporation (“H&S Asia-Pacific”), Heidrick & Struggles Espana, Inc., an Illinois corporation (“H&S Espana”), Heidrick & Struggles Hong Kong, Ltd., an Illinois corporation (“H&S Hong Kong”), and Heidrick & Struggles Australia, Ltd., an Illinois corporation (“H&S Australia,” H&S Australia, HSI, H&S Latin America, H&S Asia-Pacific, H&S Espana, and H&S Hong Kong, collectively the “U.S. Subsidiary Guarantors,” and the U.S. Subsidiary Guarantors, together with the Company, the “Loan Parties” and each, a “Loan Party”), in connection with the Subsidiary Guaranty dated as of June 22, 2011 and executed by the U.S. Subsidiary Guarantors and Heidrick & Struggles Unternehmensberatung GmbH & Co. KG, a limited partnership organized under the laws of Germany in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (the “Subsidiary Guaranty”).

We are providing this opinion to you at the request of the Loan Parties pursuant to Section 4.01(b) of the Credit Agreement. Except as otherwise indicated, capitalized terms used in this opinion and not otherwise defined herein will have the meanings given in the Credit Agreement.

In our capacity as such special counsel, we have examined originals or copies of those corporate and other records, agreements, instruments and documents we considered appropriate, including those documents identified on Schedule 1 hereto (the “Loan Documents”) and the General Counsel Opinion (as defined below).

NEW YORK ¿ LONDON ¿ LOS ANGELES ¿ PARIS ¿ SAN FRANCISCO ¿ WASHINGTON, D.C. ¿ PHILADELPHIA ¿ PITTSBURGH ¿ OAKLAND

MUNICH ¿ PRINCETON ¿ NORTHERN VIRGINIA ¿ WILMINGTON ¿ NEWARK ¿ MIDLANDS, U.K. ¿ CENTURY CITY ¿ RICHMOND

r e e d s m i t h . c o m

JPMorgan Chase Bank, N.A., as

Administrative Agent

June 22, 2011

As to relevant matters, we have relied, without independent investigation or confirmation, upon, among other things, (a) the factual representations of the Loan Parties made in the Credit Agreement and the Subsidiary Guaranty, and (b) the factual information in the executed original of the certificate of the Loan Parties in the form attached hereto as Exhibit A. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies, the authenticity and accuracy of all translations, that there are no oral or written modifications of or amendments to such documents, that there has been no waiver of any of the provisions of such documents, whether by action or conduct of the parties or otherwise (other than any written modifications, amendments or waivers submitted to us).

We further note that you have received on or about the date hereof the opinion of Stephen W. Beard, Executive Vice President, General Counsel and Corporate Secretary of the Company, a copy of which is attached hereto as Exhibit B (the “General Counsel Opinion”). In rendering the opinions set forth herein, we have assumed that (i) each Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation, with the corporate power and authority to own its properties and assets and carry on the business in which it is currently engaged, to enter into the Loan Documents to which it is a party and to perform its obligations under each Loan Document to which it is a party, (ii) the execution, delivery and performance of the Loan Documents by each Loan Party has been duly authorized by all necessary action on the part of the applicable Loan Party, (iii) the Loan Documents have been duly executed and delivered by each Loan Party party thereto; (iv) the execution, delivery and performance of the Loan Documents to which such Loan Party is party will not violate or conflict with the governing documents of such Loan Party, and (v) the execution, delivery and performance of the Loan Documents by each Loan Party party thereto will not violate or breach any existing obligation of or restriction on such Loan Party under any agreement to which of such Loan Party is party.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

I. Each Loan Document constitutes the legally valid and binding obligation of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

JPMorgan Chase Bank, N.A., as

Administrative Agent

June 22, 2011

II. No order, consent, permit or approval of any New York, Delaware, Illinois or federal governmental authority under New York law, the Delaware General Corporation Law, the Illinois Business Corporations Act or the federal law of the United States of America that we have, in the exercise of customary professional diligence, recognized as applicable to the Loan Parties or to transactions of the type contemplated by the Loan Documents is required on the part of any Loan Party for the execution and delivery by such Loan Party of, and performance of its obligations under, the Loan Documents, except for such as have been obtained.

III. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

The foregoing opinions are subject to the following limitations and qualifications:

(A) Our opinion in paragraph I above as to the enforceability of the Loan Documents is subject to:

1.	public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own gross negligence, willful misconduct or unlawful conduct;

2.	the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law;

3.	the unenforceability under certain circumstances of provisions imposing penalties, liquidated damages or other economic remedies;

4.	the unenforceability under certain circumstances of provisions appointing one party as trustee for an adverse party or provisions for the appointment of a receiver; and

5.	the unenforceability under certain circumstances of provisions waiving a right to a jury trial.

(B) Our opinion in paragraph I is subject to the further qualification that certain rights, remedies, waivers and other provisions of the Loan Documents may not be enforceable, but such unenforceability will not, subject to the other exceptions, qualifications and limitations set forth herein, render the Loan Documents invalid as a whole or materially interfere with the substantial realization of the principal benefits or security, or both, that the Loan Documents purport to provide (except for the economic consequences of procedural or other delay).

(C) We express no opinion as to any provision of any Loan Document requiring written amendments or waivers of such Loan Document, insofar as they suggest that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply.

JPMorgan Chase Bank, N.A., as

Administrative Agent

June 22, 2011

(D) We express no opinion as to the effect of non-compliance by you with any state or federal laws or regulations applicable to the transactions contemplated by the Loan Documents.

(E) We express no opinion as to any provision of the Loan Documents insofar as it purports to grant a right of setoff in respect of any Loan Party’s assets to any person other than a creditor of a Loan Party.

(F) We advise you that Section 9.09 of the Credit Agreement, which provides for non-exclusive jurisdiction of the courts of the State of New York and federal courts sitting in that State, may not be binding on federal courts sitting in New York (or any federal appellate court).

(G) We express no opinion as to (1) provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings or (2) arbitration provisions that provide for judicial review of arbitration awards.

(H) For purposes of the opinions expressed in paragraph I, we have assumed that no Loan Party will in the future take any discretionary action (including a decision not to act) permitted by any Loan Document that would violate any New York, Delaware, Illinois, or federal statute, rule or regulation.

(I) We express no opinion concerning (i) federal or state securities laws or regulations (except as set forth in our opinion in paragraph III above) (ii) the Trading with the Enemy Act, as amended, the foreign assets control regulations of the United States Treasury Department, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended, Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, as amended, and any enabling legislation, rules, regulations or executive orders relating thereto, or (iii) federal or state laws and regulations concerning filing requirements.

The law covered by this opinion is limited to the federal law of the United States, the law of the State of New York, the Illinois Business Corporations Act, and the Delaware General Corporation Law, each as in effect on the date hereof. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is furnished by us as special counsel for the Loan Parties and may be relied upon by you only in connection with the Loan Documents. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in

JPMorgan Chase Bank, N.A., as

Administrative Agent

June 22, 2011

each instance our prior written consent. You may, however, provide a copy of this opinion to your accountants, attorneys and other professional advisors, to governmental regulatory agencies having jurisdiction over you in response to a subpoena or other applicable legal requirements binding on you, or where necessary to enforce your rights under the Loan Documents, provided that no such recipient may rely on this opinion.

You may also deliver a copy of this opinion to permitted assignees of the Loans in connection with such assignment and to participants in connection with their purchase of a participation interest in the Loans. At your request, we hereby consent to reliance on this opinion by such assignees (but not such participants) to the same extent as the addressees hereof as if this opinion were addressed and had been delivered to them on the date of this opinion, on the condition and understanding that (i) we assume no responsibility or obligation to consider the applicability or correctness of this opinion to any person other than its addressee(s), and (ii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment.

This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully Submitted,

REED SMITH LLP

PD/KRM/EMM

SCHEDULE 1

LOAN DOCUMENTS

(Note: All Loan Documents are dated as of the Closing Date, unless otherwise indicated.)

1.	Credit Agreement;

2.	Notes by the Company in favor of any Lender requesting such Note as of the Closing Date; and

3.	Subsidiary Guaranty.

Exhibit A

OPINION CERTIFICATE

June 22, 2011

I am the Treasurer of each of Heidrick & Struggles International, Inc., a Delaware corporation (“HSII”), Heidrick & Struggles, Inc., a Delaware corporation (“HSI”), Heidrick & Struggles Latin America, Inc., an Illinois corporation (“H&S Latin America”), Heidrick & Struggles Asia-Pacific, Ltd., an Illinois corporation (“H&S Asia-Pacific”), Heidrick & Struggles Espana, Inc., an Illinois corporation (“H&S Espana”), Heidrick & Struggles Hong Kong, Ltd., an Illinois corporation (“H&S Hong Kong”), and Heidrick & Struggles Australia, Ltd., an Illinois corporation (“H&S Australia” and, collectively, with HSII, HIS, H&S Latin America, H&S Asia-Pacific, H&S Espana and H&S Hong Kong, the “Loan Parties” and each, a “Loan Party”). I hereby certify on behalf of the Loan Parties as follows:

1. Opinion Letter. This Certificate is being delivered in connection with the opinion to be delivered on the date hereof by Reed Smith LLP (the “Opinion Letter”) in connection with the transactions (the “Transactions”) contemplated by the Credit Agreement dated as of June 22, 2011 (the “Credit Agreement”), by and among HSII, the Foreign Subsidiary Borrowers party thereto, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and the other documents executed or delivered in connection therewith (collectively, the “Loan Documents”). I am authorized by the Loan Parties to deliver this Certificate to Reed Smith LLP on behalf of the Loan Parties.

2. Review and Consent. I have reviewed a draft of, and consent to the delivery of, the Opinion Letter. I am not aware of any fact or circumstance that would render any conclusion reached in the Opinion Letter inaccurate or misleading.

3. Reliance. Reed Smith LLP is authorized to rely on the statements in this Certificate in preparing and delivering the Opinion Letter.

4. Knowledge or Investigation of Facts. I am familiar with the business of the Loan Parties and the Transactions. I have personal knowledge of the facts certified in this Certificate, or have consulted with other individuals of the Loan Parties who have such personal knowledge and have confirmed such facts to me.

5. Investment Company Act. No Loan Party:

(a) is or holds itself out as being engaged primarily, nor does it propose to engage primarily, in the business of investing, reinvesting or trading in securities;

(b) is engaged in, and proposes to engage in, the business of issuing face-amount certificates of the installment type, nor has it been engaged in such business and has any such certificate outstanding; and

(c) is engaged in, proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities, having a value exceeding 40% of the value of such Borrower’s total assets (exclusive of government securities and cash items) on an unconsolidated basis.

For purposes of this Paragraph 5:

(i) “investment securities” includes all securities except government securities, securities issued by employees’ securities companies, and securities issued by majority-owned subsidiaries of each Borrower that are not investment companies, as defined in the Investment Company Act of 1940;

(ii) “government securities” means securities issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the government of the United States; or any certificate of deposit for any of the foregoing; and

(iii) “company” means a corporation, a partnership, an association, a joint-stock company, a trust, a fund, or any organized group of persons whether incorporated or not; or any receiver, trustee in bankruptcy or similar official or any liquidating agent for any of the foregoing, in its capacity as such.

6. The undersigned has taken reasonably necessary steps to verify the information set forth in this Certificate. The undersigned has examined such corporate records, and has made such inquiries of officers or executives of each Loan Party as the undersigned has deemed reasonable and necessary in order to ensure the accuracy of the information set forth herein. The undersigned has reviewed the Opinion Letter and is not aware of any fact or circumstance that would render any conclusion reached in the Opinion Letter inaccurate or misleading

[signature follows]

IN WITNESS WHEREOF, I have executed and delivered this Certificate as of the date first above written.

Maureen Resac, Treasurer

Exhibit B

GENERAL COUNSEL OPINION

EXHIBIT B-3

FORM OF OPINION OF BAKER & MCKENZIE LLP

See Attached.

JPMorgan Chase Bank, N.A.

as Administrative Agent under the Credit Agreement (as defined below)

and the Lenders (which are a party to the Credit Agreement at the date hereof)

c/o 10 Dearborn Street

Chicago, Illinois, 60603

United States of America

22 June 2011

Re:	Heidrick & Struggles Holding B.V.

Dear Sirs,

We are acting as special Dutch legal counsel to Heidrick & Struggles Holding B.V., a company incorporated under the laws of the Netherlands with its principal offices at Amstelplein 1, 1096 HA, Amsterdam, the Netherlands (the “Company”) for the sole purpose of rendering a legal opinion as to certain matters of Dutch law in connection with:

(a)	a credit agreement (the “Credit Agreement”), dated 22 June 2011, by and among Heidrick & Struggles International, Inc., the Foreign Subsidiary Borrowers party thereto (including the Company), the Lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. as Syndication Agent, The Northern Trust Company as Documentation Agent (all capitalised terms as defined therein);

(b)	the revolving loan note (the “BoA Note”) issued by the Company on 22 June 2011 for the aggregate unpaid Dollar amount of all Revolving Loans made by the Lender to the Company, on the Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement in which the Company promises to pay interest on the unpaid principal amount of each Revolving Loan made to it from the date of such Revolving Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement; and

1/13

(c)	the revolving loan note (the “Northern Trust Note” together with the -BoA Note, the “Notes”) issued by the Company on 22 June 2011 for the aggregate unpaid Dollar amount of all Revolving Loans made by the Lender to the Company, on the Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement in which the Company promises to pay interest on the unpaid principal amount of each Revolving Loan made to it from the date of such Revolving Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement.

For the purposes of this opinion, we have examined, and relied with your consent solely upon, originals or electronic copies of the documents as listed below, but not any documents or agreements cross-referred to in any such document (the “Documents”):

a)	a scanned copy, received by e-mail, of the Credit Agreement;

b)	a scanned copy, received by e-mail, of the Notes;

c)	a scanned copy, received by e-mail, of the written resolutions of the board of managing directors (bestuur) of the Company, dated 22 June 2011, inter alia, authorising the execution by the Company of the Documents (the “Board Resolution”);

d)	a scanned copy, received by e-mail, of the written resolutions of the shareholders of the Company, dated 22 June 2011, inter alia, authorising the execution by the Company of the Documents (the “Shareholder’s Resolution”);

e)	a scanned copy, received by e-mail from the Chamber of Commerce, of the excerpt, dated 22 June 2011, from the Commercial Register of the Chamber of Commerce for Amsterdam (the “Chamber of Commerce”) regarding the registration of the Company with the Chamber of Commerce under number 34317457, confirmed by telephone on the date hereof to be up-to-date (the “Company Excerpt”);

f)	a scanned copy, received by e-mail from the Chamber of Commerce, of the deed of incorporation (akte van oprichting) of the Company dated 19 November 2008 (the “Deed of Incorporation”); and

g)

a scanned copy, received by e-mail from the Chamber of Commerce, the articles of association (statuten) of the Company (the “Articles of Association”) , dated 17 June 2011, as deposited with the Chamber of Commerce and which,

22 June 2011	2/13

according to the Company Excerpt, are the current articles of association of the Company being in force on the date hereof.

The documents under a) through (including) b) above are hereinafter collectively referred to as the “Opinion Documents”. The documents under c) through (including) g) are hereinafter collectively referred to as the “Corporate Documents”. The Board Resolution and the Shareholder’s Resolution are hereinafter collectively referred to as the “Resolutions”.

Words importing the plural include the singular and vice versa.

Except as stated herein, we have not examined any documents entered into by or affecting the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.

In examining and describing the above documents and in giving the opinions stated below, we have, to the extent necessary to form the opinions given below, with your permission, assumed the following:

(i)	the genuineness of all signatures on all documents or on the originals thereof;

(ii)	the authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all conformed, copied, faxed or specimen documents and that all documents examined by us as draft or execution copy conform to the final and executed documents;

(iii)	that each party to any Document (other than the Company) has been duly incorporated and organised and is validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation and of the jurisdiction of its principal place of business;

(iv)	the power, capacity (corporate, regulatory and otherwise) and authority of all parties (other than the Company) to enter into and perform their obligations under the Documents to which they are a party;

(v)	that under any applicable law, other than the laws of the Netherlands, the Documents have been duly authorised and validly executed and delivered by all parties thereto (including the Company);

(vi)	the due compliance with all matters (including without limitation the obtaining of the necessary consents, licenses, approvals and authorisations, the making of

22 June 2011	3/13

the necessary filings, lodgements, registrations and notifications and the payment of stamp duties, if any, and other taxes) under any law other than the laws of the Netherlands as may relate to or be required in respect of (a) the Documents, (b) their lawful execution, (c) the parties thereto (including the Company) or other persons affected thereby, (d) the performance or enforcement by or against the parties (including the Company) or such other persons, (e) the borrowing of monies and the vesting or perfection of any security interest contemplated thereby or (f) the creation of valid and legally binding obligations of all parties to the Documents (including the Company) and (g) that such obligations are enforceable against such parties in accordance with their respective terms;

(vii)	that the obligations under the Opinion Documents which are to be performed in any jurisdiction outside the Netherlands will not be illegal or contrary to public policy under the laws of that jurisdiction;

(viii)	the accuracy and completeness of the Corporate Documents and the factual matters stated, certified or evidenced thereby at the date hereof and that the Resolutions and any powers of attorney used in relation to the Document have, at the date hereof, not been amended, superseded, repealed, rescinded or annulled;

(ix)	that the Deed of Incorporation is a valid notarial deed (notariële akte), that the contents thereof are correct and complete and that there are no defects in the incorporation of the Company on the basis of which a court may dissolve the Company, it being hereby confirmed that on the face of the Deed of Incorporation it does not appear that the Deed of Incorporation is not a valid notarial deed or that there were any defects in the incorporation of the Company;

(x)	that nothing in this opinion is affected by the provisions of the laws of any jurisdiction other than the Netherlands;

(xi)	that the Documents and the transactions contemplated thereby or connected therewith (whether individually or seen as a whole) do not and will not result in a breach of the laws of any relevant jurisdiction other than that of the Netherlands (including for the avoidance of doubt the tax laws) or are intended to avoid the applicability or the consequences of such laws in a manner that is not permitted thereunder;

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(xii)	that under the laws of the law of the State of New York to which the Opinion Documents are expressed to be subject and under all other relevant laws (other than those of the Netherlands):

(a)	the Opinion Documents constitute and will at all times constitute valid and legally binding obligations of all parties thereto (including the Company), enforceable against such parties in accordance with their respective terms;

(b)	the choice of the laws of the State of New York as the governing law of the Opinion Documents is a valid and legally binding selection;

(c)	the submission by the Company to the jurisdiction of the United States Federal or New York State court sitting in New York County (the “New York Courts”) is valid and binding upon the Company; and

(d)	the appointment by the Company of a process agent pursuant to Clause 9.09 of the Credit Agreement as its authorised agent upon whom documents may be served constitutes a valid, binding and effective appointment;

(xiii)	that (1) the Company has not passed a resolution to voluntarily dissolve (ontbinden), merge (fuseren) or de-merge (splitsen) the Company, (2) no petition has been presented nor order made by a court for the bankruptcy (faillissement) or moratorium of payment (surséance van betaling) of the Company and that the Company has not been made subject to comparable insolvency proceedings in other jurisdictions, (3) no receiver, trustee, administrator (bewindvoerder) or similar officer has been appointed in respect of the Company or its assets (4) no decision has been taken to dissolve (ontbinden) the Company by the competent Chamber of Commerce under article 19a book 2 of the Dutch Civil Code.

(xiv)	that to the extent that the Documents were executed by an attorney-in-fact acting pursuant to a power of attorney issued by the Company, under the laws governing the existence and extent of the powers of such attorney-in-fact as determined pursuant to the Hague Convention on the Law Applicable to Agency (other than the laws of the Netherlands), such power of attorney authorizes such attorney-in-fact to bind the Company towards the other party or parties thereto;

(xv)	neither Company’s borrowing and lending activities, other than activities related to the Credit Agreement and the Notes, bring it or will bring it within the

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definition of a ‘bank’ as defined in the Wet financieel toezicht, i.e. that neither Company has been made available (ter beschikking verkregen) any repayable funds (opvorderbare gelden) from others than ‘professional market parties’ or from persons within a single restricted circle (besloten kring) with the relevant Company (within the meaning of such terms in the Wet financieel toezicht) or other than in denominations of EUR 50,000 or more or the equivalent in a foreign currency;

(xvi)	that the funds to be borrowed under the Credit Agreement shall not be used to acquire any shares in the capital of the Company and are not to be used to refinance any funds used to acquire such shares;

(xvii)	that all parties have entered or will enter into the Opinion Documents to which they are expressed to be a party from time to time for bona fide commercial reasons and on arm’s length terms and that there are no supplemental terms and conditions agreed by the parties to the Documents inter se or with third parties that could affect or qualify our opinion as set out herein; and

(xviii)	that the Company has and will have its ‘centre of main interests’ (as that term is used in Article 3(1) of the EU Regulation on Insolvency Proceedings (EC No. 1346/2000) (the “EU Insolvency Regulation”) in the Netherlands and that the Company has not nor will have an “establishment” (as defined in Article 2(h) of the EU Insolvency Regulation) outside of the Netherlands.

Except as expressly described herein, we have not investigated or verified and we do not express an opinion on the accuracy of the facts, representations and warranties as set out in the Documents in giving this opinion.

We do not express an opinion on matters of fact, matters of law of any jurisdiction other than the Netherlands, tax (except for the opinion expressed in paragraph 8. below) and anti-trust law and international law, including, without limitation, the laws of the European Union, except to the extent the laws of the European Union (but not including anti-trust and tax law) have direct force and effect in the Netherlands. No opinion is being given on commercial, accounting, tax (except for the opinion expressed in paragraph 8. below) or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.

Based upon and subject to the foregoing and subject to the qualifications listed below, we are of the opinion that:

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1.	The Company is duly incorporated, organised and validly existing under the laws of the Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

2.	The Company has the corporate power and capacity to enter into, to execute and to deliver the Opinion Documents and to undertake and perform the obligations expressed to be assumed by it thereunder.

3.	The execution, delivery and performance by the Company of the Opinion Documents (i) have been duly authorised by all requisite corporate action required by the Articles of Association and by Dutch corporate law, (ii) do not violate or contravene (a) any existing provision of, or regulation under, the laws of the Netherlands, applicable to companies generally, or (b) any provision of the Articles of Association.

4.	The Opinion Documents have been duly executed on behalf of the Company.

5.	The Opinion Documents will constitute the valid and legally binding obligations of the Company enforceable against it, in accordance with their respective terms.

6.	No consent, approval, authorisation, licence of or registration, declaration or filing with, any governmental authority, including currency exchange control authorities, if any, in the Netherlands is required in connection with the execution and delivery by the Company of the Opinion Documents or its performance of or compliance with the respective terms, provisions and conditions thereof.

7.	It is not necessary under the laws of the Netherlands to file, register or otherwise record in any public office or elsewhere in the Netherlands the Opinion Documents in order to ensure the legality, validity, enforceability or admissibility in evidence of the Opinion Documents or other documents relating thereto.

8.	No stamp duty, registration tax or similar documentary tax or charge is required to be paid in the Netherlands in respect of the execution and delivery of the Opinion Documents.

9.	There are no foreign currency restrictions (deviezenbeperkingen) under the laws of the Netherlands on the payment by the Company of any sums due under the Opinion Documents.

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10.	Under the laws of the Netherlands, the Company is subject to civil and commercial law with respect to its obligations under the Opinion Documents, and the entry into and performance by the Company of the Opinion Documents constitutes its private and commercial acts; in any legal proceedings in the Netherlands in relation to the Opinion Documents neither the Company nor any of its property or assets enjoy any rights of sovereign or other immunity from legal proceedings, the execution of judgments, attachments prior to judgment or otherwise.

11.	The choice of the law of the State of New York to govern the Opinion Documents is a valid and legally binding selection.

12.	There is no treaty regarding the recognition and enforcement of judicial decisions between the United States of America and the Netherlands. Therefore, a final judgment against the Company rendered by any New York Court would not automatically be enforceable in the Netherlands. However, a final judgment obtained in a New York Court and not rendered by default, which is not subject to appeal or other means of contestation and is enforceable in New York with respect to the payment of obligations of the Company under the Opinion Documents expressed to be subject to the law of the State of New York would generally be upheld and be regarded by a Dutch Court of competent jurisdiction as conclusive evidence when asked to render a judgement in accordance with that judgment by a New York Court, without substantive re-examination or re-litigation of the merits of the subject matter thereof, if that judgment has been rendered by a court of competent jurisdiction, in accordance with the principles of due justice, its contents and enforcement do not conflict with Dutch public policy (openbare orde) and it has not been rendered in proceedings of a penal or revenue or other public law nature.

The opinions expressed above are subject to the following qualifications:

(i)

The choice of the law of the State of New York as the law governing the Opinion Documents will generally be recognised and applied by the courts of the Netherlands, provided however, that Dutch courts may give effect to provisions which cannot be derogated from by agreement and to the overriding mandatory provisions of the laws of another country if and insofar as, under the law of the latter country, those rules must be applied regardless of the law applicable to the contract. In considering whether to give effect to these overriding mandatory provisions of such third country, regard shall be had to their nature and purpose and the consequences of their application or non-

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application. Moreover, a Dutch court may give effect to the rules of the laws of the Netherlands in a situation where they are overriding mandatory provisions of the laws of the Netherlands irrespective of the law otherwise applicable to the documents in question.

On the face of the provisions of the Opinion Documents (but with the express reservation that we are not conversant with any laws other than the laws of the Netherlands) we are not aware of any provision of Dutch law which must be applied notwithstanding the choice in the Opinion Documents of a governing law other than Dutch law.

(ii)	The application of a rule of the law of any country that otherwise would govern an obligation may be refused by the courts of the Netherlands if such application is manifestly incompatible with the public policy (openbare orde) of the Netherlands.

(iii)	A competent court in the Netherlands, in any matter in which a plaintiff seeks provisional measures in summary proceedings (kort geding) within the meaning of article 254 of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering) or preliminary decision (voorlopige voorziening) within the meaning of article 223 of the Dutch Code of Civil Procedure may assume jurisdiction, notwithstanding a contractual provision to the contrary. Furthermore, notwithstanding any contractual provision to the contrary, the jurisdiction of Dutch courts may arise in the context of an attachment against the Company or any of its assets.

(iv)

To the extent that the laws of the Netherlands would apply to the Documents (i) the courts of the Netherlands may deem applicable in addition to the legal consequences (rechtsgevolgen) which have been agreed upon by the parties to any of the Documents, upon the execution thereof, such legal consequences which, pursuant to the nature of the Documents, would result from the law, usual practices or the requirements of reasonableness and fairness (redelijkheid en billijkheid), (ii) the enforcement of obligations may be limited to the extent that a court may, as a result of general principles of Dutch civil law and dependent upon all relevant circumstances of the particular case, deem enforcement unacceptable with a view to the standards of reasonableness and fairness and (iii) the courts of the Netherlands may change the effects of a contractual obligation at the request of any one of the parties thereto, or terminate the whole or any part of such contractual obligations on the ground that unforeseen circumstances have occurred of such a nature that the other

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party or parties may, according to standards of reasonableness and fairness, not expect an unchanged performance of the obligation under such contractual obligation; such a change or termination may be given retroactive force, and (iv) the Documents may be capable of being rescinded (vernietigd) as a result of lack of consensus ad idem (wilsgebreken) and the legal consequences thereof. A provision in a promissory note which stipulates that the amount payable under such note is subject to interest to be computed at a fixed or a variable rate, is void.

(v)	Any enforcement of the Documents and of any foreign judgments in the Netherlands will be subject to the rules of civil procedure as applied by the courts of the Netherlands. Such courts have the power to make an award in a foreign currency. However, enforcement against assets in the Netherlands of a judgment for a sum of money expressed in foreign currency would be executed in Dutch legal tender and the applicable rate of exchange prevailing at the date of payment.

(vi)	Enforcement of obligations before the courts of the Netherlands will be subject to the degree to which the relevant obligations are enforceable under their governing law, to the nature of the remedies available in the courts of the Netherlands, the acceptance by such courts of jurisdiction, the effect of provisions imposing prescription periods and to the availability of defences such as set off (unless validly waived) and counter-claim; specific performance may not always be awarded. In addition, our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium, the Financial Transactions Emergency Act (Noodwet financieel verkeer), the emergency regulations (noodregeling) on the basis of the Financial Supervision Act (Wet op het financieel toezicht) and other laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies (including the doctrine of creditors’ prejudice (actio Pauliana) within the meaning of Article 3:45 of the Dutch Civil Code and/or Article 42 et. sec. of the Dutch Bankruptcy Act (faillissementswet)).

(vii)	The terms “legal”, “valid”, “binding”, “obligation” and “enforceable” mean that the obligations to which those terms relate are of a type which under the laws of the Netherlands are generally recognised or are generally enforceable.

(viii)	The concept of “delivery” of a document is not known or required under the laws of the Netherlands to render a document valid, binding and enforceable.

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(ix)	Powers of attorney terminate (1) by revocation (herroeping) by the person issuing any such power of attorney (the “Principal”), (2) notice of termination (opzegging) given by the attorney appointed under such power of attorney (the “Attorney”), or (3) upon the death of, the commencement of legal guardianship over (ondercuratelestelling), the bankruptcy (faillissement) of, or the declaration that a debt settlement arrangement (schuldsaneringsregeling) shall apply to (a) the Attorney unless otherwise provided or (b) the Principal.

Notwithstanding the generality of the previous paragraph, an Attorney maintains his powers in certain urgent cases during one year after the death of, or the commencement of legal guardianship over the Principal or a notice of termination by the Attorney.

Powers of attorney, which are expressed to be irrevocable, are not capable of being revoked and (unless the power of attorney provides otherwise) will not terminate upon the death of or the commencement of legal guardianship of the Principal insofar as they extend to the performance of legal acts (rechtshandelingen) which are in the interest of the Attorney or a third party. However, at the request of the Principal, an heir or a trustee of such person, the court may amend or cancel an irrevocable power of attorney for significant reasons.

In the event the Principal is granted a moratorium of payments (surséance van betaling), a power of attorney can only be exercised with the cooperation of the court-appointed administrator (bewindvoerder).

Any appointment of a process agent is subject to the rules set forth in the qualifications set forth above and to the requirement that there should be a reasonable and balanced interest for each party to the appointment.

(x)	Agreements may be amended orally by the parties thereto, notwithstanding provisions therein to the contrary.

(xi)	In case of concurrent proceedings in more than one jurisdiction the courts in the Netherlands have the power to stay proceedings if the concurrent proceedings were brought elsewhere prior to the starting of proceedings in the Netherlands.

Service of process before a Dutch court must be performed in accordance with Dutch law of civil procedure.

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(xii)	Insofar as the laws of the Netherlands are concerned the courts of the Netherlands have the discretion to decrease the amount of contractually agreed damages, indemnities or penalties which they regard as manifestly excessive.

(xiii)	Whether or not provisions in the respective Documents which may be invalid or void may be severed from the other provisions thereof in order to save those other provisions (partiële nietigheid) would be determined by the Dutch courts at their discretion.

(xiv)	In connection with payments by or to a resident of the Netherlands to or from a non-resident of the Netherlands, the Dutch Central Bank (De Nederlandsche Bank N.V., the “DNB”) may require any Netherlands resident company to comply with certain notification and registration requirements in accordance with the Reporting Instructions Balance of Payments Reports 2003 (Rapportagevoorschriften Betalingsbalansrapportages 2003) issued by DNB pursuant to the External Financial Relations Act 1994 (Wet Financiële Betrekkingen Buitenland 1994). A failure to perform any of these formalities will not adversely affect the validity, effectiveness, enforceability or admissibility in evidence of the Documents or any payment made or to be made thereunder. Any Netherlands resident company will have to notify DNB if it falls within the scope of the External Financial Relations Act 1994. Such notification to DNB may result in a request from DNB to the Company to comply with the notification and registration requirements in the first sentence.

(xv)	To the extent that any assets owned by the Company have a public utility function (bestemd voor de openbare dienst), seizure of these assets is prohibited by virtue of articles 436 and 703 of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). In addition, no attachment may be made on books or records required for the Company’s business by virtue of article 448 of the Dutch Code of Civil Procedure.

In issuing this opinion we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

This opinion letter:

(a)

expresses and describes Netherlands legal concepts in English and not in their original Dutch terms. These concepts may not be identical to the concepts described by the English translations; consequently this opinion is issued and may only be relied upon on the express condition that any issues of

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interpretation or liability issues arising under this opinion letter will be governed by the laws of the Netherlands and be brought before a Dutch court;

(b)	speaks as of the date stated above;

(c)	is addressed to you and is solely for your benefit;

(d)	is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein; and

(e)	is given exclusively in connection with the Credit Agreement and the Notes and for no other purpose. This opinion is given for the sole benefit of the addressees hereof and may not be disclosed nor relied upon by any other person without our prior written consent.

The foregoing opinions are limited in all respects to and are to be construed and interpreted in accordance with to the laws of the Netherlands as they stand at today’s date and as they are presently interpreted under published authoritative case law as at present in effect.

This opinion is given on behalf of Baker & McKenzie Amsterdam N.V. and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member thereof. In this opinion the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

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EXHIBIT B-4

FORM OF OPINION OF BINGHAM MCCUTCHEN LLP

See Attached.

[Bingham Frankfurt Letterhead]

June 22, 2011

To:

The Lenders and the Administrative Agent under the Credit Agreement (as defined below)

c/o JP Morgan Chase Bank, N.A.,

as Administrative Agent

10 South Dearborn Street

Chicago, IL 60603

Dear Sirs,

We have acted as German special counsel to Heidrick & Struggles International, Inc. in connection with a Guaranty Agreement dated [—] (the “Guaranty”) entered into by and between Heidrick & Struggles Unternehmensberatung GmbH & Co. KG, a limited partnership (Kommanditgesellschaft) organized under the laws of Germany with registered offices in Düsseldorf and registered with the commercial register of the local court in Düsseldorf under HRA 13248 (the “Guarantor”), in favour of JPMorgan Chase Bank, N.A., as Administrative Agent under the credit agreement dated on or around June 22, 2011 among Heidrick & Struggles International, Inc., the Foreign Subsidiary Borrowers from time to time party thereto, Bank of America, N.A., as Syndication Agent and the Northern Trust Company, as Documentation Agent (the “Credit Agreement”).

1.	DEFINED TERMS

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Guaranty. In this opinion (this “Opinion”), concepts of German law may have been expressed solely in the English language without adding the original German language terms, which may result in divergences as to their exact legal meanings. If an English expression is defined by reference to a German term or phrase in the text of this Opinion, the German meaning shall prevail wherever the English expression is used herein.

2.	DOCUMENTS REVIEWED

In rendering this Opinion we have reviewed:

(a)	an electronic copy of the executed Guaranty dated June 22, 2011 in favour of JPMorgan Chase Bank, N.A., as Administrative Agent;

(b)	extracts from the electronic commercial register (Handelsregister) of the local court (Amtsgericht) in Düsseldorf, all extracts dated June 17, 2011, with respect to the following entities:

(i)	the Guarantor; and

(ii)	the general partner of the Guarantor, Heidrick & Struggles Unternehmensberatung Verwaltungs-GmbH, a limited liability company incorporated under the laws of Germany with registered offices in Düsseldorf and registered with the commercial register of the local court in Düsseldorf under HRB 35242 (the “General Partner”);

(c)	an electronic copy of the partnership agreement (Gesellschaftsvertrag) of the Guarantor resolved on March 17, 2000;

(d)	an electronic copy of the articles of association (Gesellschaftsvertrag) of the General Partner resolved on February 22, 1999;

(e)	an electronic copy of the list of shareholders of the General Partner dated June 23, 1998;

(f)	an electronic copy of the partners’ resolution of the Guarantor dated June 21, 2011;

(g)	an electronic copy of the shareholder’s resolution of the General Partner dated June 17, 2011;

(h)	an electronic copy of the power of attorney granted by the Guarantor regarding the execution of the Guaranty dated June 21, 2011; and

(i)	an electronic copy of the Officer’s Certificate of the managing director (Geschäftsführer) of the General Partner dated June 22, 2011 attached hereto as Exhibit A (“Officer’s Certificate”).

The documents listed in this Clause 2 are collectively referred to as the “Documents”. We have not reviewed any other document for purposes of rendering this Opinion.

3.	ASSUMPTIONS

This Opinion speaks as of the date hereof and is limited to matters of the laws of the Federal Republic of Germany as enacted and applied at the date hereof, does not relate to any accounting, tax or regulatory matters other than those expressly mentioned and assumes that it is not affected by any law other than German law. For purposes of this Opinion we have, with your consent and without any further inquiry on our part, further assumed:

(a)	the legal capacity (Geschäftsfähigkeit) of all signatories and genuineness of all signatures;

(b)	the completeness of all Documents and the absence of dealings among the parties that affect the Documents;

(c)	the conformity to originals of Documents supplied to us as paper, fax or electronic copies and the authenticity of the originals of such Documents;

(d)	that none of the Documents has been revoked, rescinded, repealed, terminated, amended, or supplemented (in each case whether in whole or in part);

(e)	that the legality and validity of the Documents is not affected by any factual circumstances that are not evident from the face of the Documents and the accuracy of all statements of fact made in the Documents;

(f)	that from the date of the copies of the commercial register extracts referred to in paragraph (b) of Clause 2 through and including the date of issuing this Opinion no application has been made to the commercial register the registration of which is not yet reflected in such commercial register extracts and that as of the date hereof such commercial register extracts correctly reflect all matters which can be registered in the commercial register;

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(g)	that the list of shareholders referred to in paragraph (e) of Clause 2 is accurate and current;

(h)	that the resolutions referred to in paragraphs (f) and (g) of Clause 2 were validly passed and duly executed by validly authorised representatives and that such resolutions have not been rescinded, supplemented, amended or otherwise modified;

(i)	the accuracy of all factual statements contained in the Officer’s Certificate;

(j)	that the execution and delivery of the Documents by each of the parties (other than the Guarantor and the General Partner) thereto have been duly approved and authorized and/or ratified by all necessary corporate and other action in accordance with their respective constitutional documents in relation to each of these parties (other than the Guarantor or the General Partner) and, insofar as the Documents fall to be performed or enforced in any jurisdiction other than Germany, performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(k)	that all the parties to the Documents (other than the Guarantor and the General Partner) were validly incorporated and were in existence at the time they entered into those Documents and remain in existence as at this date;

(l)	that the parties to the Documents were conducting and have at all times conducted their business in compliance with all applicable laws, regulations and authorizations of all relevant governmental authorities in all material respects;

(m)	the due compliance by all parties to the Documents in any jurisdiction other than Germany with all matters as may relate to the obtaining of all necessary exemptions, consents, licenses, approvals and authorizations, the making of necessary filings, lodgements, registrations and notifications and the payment of any stamp duties and any other documentary taxes in relation to the Documents;

(n)	that the administrative seat (Verwaltungssitz) of each of the Guarantor and the General Partner is within the Federal Republic of Germany;

(o)	that no order has been made or rejected on grounds of insufficiency of assets (mangels Masse) by a court for the winding-up, dissolution or administration of the Guarantor or the General Partner and no application for the commencement of insolvency proceedings (Insolvenzantrag) has been made with respect to the Guarantor or the General Partner which are not yet reflected by the respective commercial register extracts;

(p)	that as of the date of this Opinion and as a consequence of taking or performing any action which the Guaranty contemplates, permits or requires, neither the Guarantor nor the General Partner (i) is or will be deemed unable to pay any of its debts when due (Zahlungsunfähigkeit), (ii) is facing over-indebtedness (Überschuldung), or is subject to imminent illiquidity (drohende Zahlungsunfähigkeit);

(q)	that no party enters into the Guaranty or any transaction contemplated therein with the intention to prejudice, defraud or damage any creditor of any party thereto;

(r)	that the parties to the Guarantee when entering into the Guaranty and performing their obligations or exercising any discretion provided thereunder act in good faith (Treu und Glauben), and on arm’s lengths terms; and

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(s)	that the Guaranty and all other documents governed by a law other than German law and relating to any of the Documents are legal, valid and binding under the relevant foreign jurisdiction and enforceable in accordance with their terms under their respective governing laws.

4.	OPINIONS

On the basis of the above assumptions, and subject to the limitations and qualifications set out below, we are of the opinion that under the laws of Germany as in force and applied on the date hereof:

(a)	the Guarantor is a limited partnership (Kommanditgesellschaft) duly formed and validly existing under the laws of Germany;

(b)	the General Partner is a limited liability company (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of Germany;

(c)	each of the Guarantor and the General Partner has the necessary capacity, power and corporate authority to enter into and to perform its respective obligations under the Guaranty;

(d)	the execution, delivery and performance of the Guaranty by the Guarantor and the General Partner does not (i) conflict with or result in any violation of the partnership agreement (Gesellschaftsvertrag) of the Guarantor or the articles of association (Gesellschaftsvertrag) of the General Partner, (ii) violate or contravene any provision of any German law or governmental rules or regulations, (iii) violate any order, writ, judgment, injunction, decree or award binding on the Guarantor or the General Partner or any of its by-laws, or operating agreement or other management agreement, (iv) conflict with or violate the provisions of any indenture, instrument or agreement to which the Guarantor or the General Partner is a party or is subject to, or by which any of them, or any of their property, is bound, or (v) conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on its property pursuant to the terms of, any such indenture, instrument or agreement (other than any Loan Document) to which either the Guarantor or the General Partner is a party;

(e)	the Guaranty has been duly executed by Guarantor and no authorisation, approvals, consents, licenses or exemptions of or from any governmental, judicial or public body or authority of or in Germany are needed under German law in order for the Guarantor to enter into or perform its obligations under the Guaranty or to constitute legally valid, binding, and enforceable obligations of the Guarantor;

(f)	no registration fees, stamp taxes or other duties of similar kind are payable in Germany as a matter of German law in connection with the execution or performance of the Guaranty;

(g)	the express choice of (i) New York law as the law governing the Guaranty, and (ii) the submission to the jurisdiction of any United States Federal or New York State court contained in the Guaranty would, in a properly presented case, be applied by German courts; and

(h)

any judgment obtained in any United States Federal or New York State court would be enforceable in the courts of Germany without re-trial or re-examination of the merits of the case except that such judgment is not enforceable if any of the reasons

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for excluding enforceability set forth in Section 328 German Code of Civil Procedure (Zivilprozessordnung) is present, in particular

(i)	if, applying German law, the courts in the country of the court having rendered the foreign judgment did not have jurisdiction;

(ii)	if process has not been duly served or has not been served in a timely fashion to permit a defense and the defendant so pleads, unless the defendant has made an appearance;

(iii)	if the judgment is incompatible with a judgment rendered by a German court or a prior judgment rendered by a foreign court which is to be recognized in Germany, or of the proceeding resulting in the judgment to be recognized is incompatible with a proceeding previously commenced in Germany;

(iv)	if a recognition of the judgment would obviously be incompatible with basic principles of German law, in particular if the recognition would be incompatible with the basic rights under the German Constitution (Grundrechten); or

(v)	if reciprocity (Gegenseitigkeit) is not ensured.

5.	LIMITATIONS AND QUALIFICATIONS

Our opinions expressed in Clause 4 above are subject to the following limitations and qualifications:

(a)	we do not opine on the validity and enforceability of the Guaranty governed by New York law;

(b)	we have not investigated the financial statements of the Guarantor or the General Partner and we render no opinion on the economic viability or advisability of the Guaranty or on whether or not any recovery can be made by the Lenders upon enforcing the Guaranty;

(c)	as to various questions of fact relevant to the opinions expressed herein, we have solely relied upon, and assume the accuracy of, the statements certified in the Officer’s Certificate;

(d)	the opinions above are subject to the limitations arising from the laws relating to foreclosure (including proceedings of injunctive relief), bankruptcy, insolvency, and all other laws affecting the rights of creditors and contractual parties generally;

(e)	as regards payments made by a German resident to a non-resident a notification has to be made to the Federal Central Bank (Deutsche Bundesbank) for statistical purposes pursuant to Section 59 et seq. German Foreign Trade and Payment Regulation (Außenwirtschaftsverordnung). The notification has to be filed by the relevant payor. Any omission of such notification may trigger an administrative fine (Bußgeld) under the Foreign Trade and Payment Regulation (Außenwirtschaftsverordnung), but will neither affect the validity or enforceability of the Guaranty nor otherwise cause disadvantageous legal consequences for non-resident legal entities or individuals receiving such payment;

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(f)	the opinions expressed herein may be affected by the general defences (Einwendungen und Einreden) available to obligors under German law in respect of the enforceability of contractual obligations such as, inter alia, frustration (Unmöglichkeit), settlement (Erfüllung), set-off (Aufrechnung), statutes of limitation (Verjährung) and estoppel (Verwirkung). Accordingly, the term enforceable, when used in this Opinion, does not imply that the relevant obligation will be enforced by the German courts in all circumstances, but that the obligation is of a nature generally enforceable under German law;

(g)	German law provides for special rules on the preservation of the stated share capital (Stammkapital) of a German limited liability company (Gesellschaft mit beschränkter Haftung - GmbH) in Sections 30 et seq. of the German Limited Liability Companies Act (GmbH-Gesetz - GmbHG), which prohibit the direct or indirect repayment of a GmbH’s stated share capital to its shareholders. Therefore, a German limited liability company or a limited partnership in which a German limited liability company is the sole general partner, may not repay any capital to a shareholder if the net assets of such limited liability company or of the general partner are, or as a consequence of such repayment would be, lower than the stated share capital of such limited liability company or the stated share capital of the general partner, as the case may be. Accordingly, an enforcement of the Guaranty (also taking into account the adjustments set forth in Section 19 of the Guaranty) may not be in compliance with Section Sections 30 et seq. GmbHG and could therefore be limited as set forth in Section 19 of the Guaranty;

For the purpose of ascertaining the amount of assets available for the enforcement, the Guaranty provides for the adjustment of certain balance sheet items. As a result of these adjustments, the assets available for such enforcement may be increased beyond the amount as calculated by applicable statutory capital maintenance rules. Whereas we believe these adjustments to be effective, it should be noted that to our knowledge such adjustment provisions have not so far been subject of a decision by German courts;

(h)	due to recent changes in law, the managing director of a German limited liability company is held liable for payments that have caused the illiquidity of the German limited liability company unless the managing director could not determine such effect of the payment despite observing the care of a prudent businessman (Sorgfalt eines ordentlichen Geschäftsmannes (Section 64 sentence 3 GmbHG)). The same applies to payments on a guaranty securing claims of a third party against the (direct or indirect) shareholder of a German limited liability company. It is disputed among German legal commentaries and German courts also whether or not Section 64 sentence 3 GmbHG requires, or gives the managing director a right, to refuse a payment on such guaranty if and to the extent such payment would result in an illiquidity of the German limited liability company. To the best of our knowledge, no German Federal Supreme Court (Bundesgerichtshof) decision has yet been published regarding this matter;

(i)	the exercise and enforcement of rights under the Guaranty in a German court either directly or through enforcement of a foreign judgment or arbitral award is subject to and limited by the procedural rules of the German Code of Civil Procedure (Zivilprozessordnung) and the German Insolvency Code (Insolvenzordnung) as well as related statutes, to the principle of good faith (Treu und Glauben, Verbot unzulässiger Rechtsausübung) and to the defendant’s fundamental rights (Grundrechte) under the German Constitution (Grundgesetz);

(j)	upon request of the court, documents which are not in the German language have to be translated into German to be admissible in evidence in the German courts;

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(k)	for the purposes of our opinions as to (i) formation / incorporation, and (ii) valid existence of the Guarantor and the General Partner, set forth in paragraphs (a) and (b) of Clause 4, we have exclusively relied on the review of commercial register extracts. Entries in the commercial register are made by qualified legal personnel upon review of the relevant documents. Although extracts from the commercial register under German law do not necessarily constitute conclusive evidence of the matters reflected thereby, they are as a practical matter for business purposes considered as sufficient proof of the facts stated therein;

(l)	the opinions expressed in paragraph (g) of Clause 4 as to the recognition of choice of law and choice of forum contained in the Guaranty are not, and shall not be deemed to be, a prediction as to what a German court would actually hold, but opinions as to the decision a court would reach if the issues were properly presented to it and the court applied applicable law and followed existing precedents. However, a court decision with respect to the matters described herein would be based upon its own analysis and interpretation of the facts before it and applicable legal principles. A court could reach a conclusion different from ours, which conclusion would not necessarily constitute reversible error; and

(m)	our opinion set forth in paragraph (e) of Clause 4 merely relates to the fact that for the legally valid creation of a guaranty or for the performance of the obligations thereunder, none of the actions of any of the bodies, or authorities described therein is required. We have not reviewed, and render no opinion to the effect that the Guaranty is otherwise legally valid, binding, and enforceable in accordance with its terms.

With your approval we have not been responsible for investigating or verifying the accuracy of any facts, or statements of foreign law, nor the reasonableness of any statements of opinion contained in the Documents. Moreover, we have not conducted any investigation of factual matters for the purposes of this Opinion and our Opinion does not purport to express or imply any opinion with regard to such matters including, but not limited to, the adequacy of any of the economic terms of the transaction contemplated by the Guaranty. Nothing in this Opinion should be taken as expressing an opinion with respect to the representations and warranties, or other factual statements, contained in any of the Documents. We do not express any opinion in respect of any applicability of the statutory provisions of Section 305 et seq. of the German Civil Code (Bürgerliches Gesetzbuch) relating to general terms and conditions (Allgemeine Geschäftsbedingungen) and any effect of such applicability on the Guaranty.

The opinions contained herein are expressions of professional judgement regarding the legal matters addressed and not guarantees that a court will reach any particular result. Our opinions are limited to those expressly set forth herein, and we express no opinions by implication. This Opinion speaks as of its date only and we do not assume any obligation to update this Opinion or to inform you of any changes to any of the facts or laws of other matters referred to in this Opinion. This Opinion is given solely in connection with certain particular German law questions in connection with the Guaranty, and is addressed to and is solely for the benefit of the Administrative Agent and (i) any Lender under the Credit Agreement at the date of this Opinion and (ii) any person which becomes a Lender as part of the primary syndication of the Credit Agreement in accordance with the provisions of the Credit Agreement within the first twelve months from the date of this Opinion. It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person provided that it may be disclosed without such consent to:

(a)	any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings;

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(b)	the officers, employees, auditors and professional advisers of any addressee; and

(c)	any person, not otherwise an addressee of this Opinion, who (i) becomes a Lender in accordance with the Credit Agreement, or (ii) is a potential transferee or assignee of any Lender, and their respective professional advisers;

on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, (ii) we do not assume any duty or liability to any person to whom such disclosure is made, and (iii) (other than in relation to (a) above) such person agrees not to further disclose this Opinion or its contents to any other person, other than as permitted above, without our prior written consent.

This letter and the opinion expressed herein are issued under and shall be governed by and interpreted solely in accordance with the substantive laws of Germany. All non-contractual obligations and any other matters arising out of or in connection with this letter and the opinions expressed herein are governed by the substantive laws of Germany. By accepting this Opinion, you are deemed to also accept that any disputes in relation hereto shall be subject to the exclusive jurisdiction of the courts in Frankfurt am Main, Germany.

Bingham McCutchen LLP

8

Exhibit A

[Officer’s Certificate]

9

EXHIBIT C

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated             , 20     (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of June 22, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Heidrick & Struggles International, Inc. (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Commitment under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment;

WHEREAS, the Company has given notice to the Administrative Agent of its intention to increase the Aggregate Commitment pursuant to such Section 2.20; and

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to increase the amount of its Commitment under the Credit Agreement by executing and delivering to the Company and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have its Commitment increased by $[                    ], thereby making the aggregate amount of its total Commitments equal to $[                    ].

2. The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

EXHIBIT D

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated             , 20     (this “Supplement”), to the Credit Agreement, dated as of June 22, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Heidrick & Struggles International, Inc. (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may extend Commitments under the Credit Agreement subject to the approval of the Company and the Administrative Agent, by executing and delivering to the Company and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment with respect to Revolving Loans of $[                    ].

2. The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[                    ]

4. The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

EXHIBIT E

FORM OF SUBSIDIARY GUARANTY

GUARANTY

THIS GUARANTY (this “Guaranty”) is made as of June 22, 2011, by and among each of the undersigned (the “Initial Guarantors” and along with any additional Subsidiaries of the Company which become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Secured Obligations, under the Credit Agreement referred to below.

WITNESSETH:

WHEREAS, HEIDRICK & STRUGGLES INTERNATIONAL, INC., a Delaware corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time parties thereto (the “Foreign Subsidiary Borrowers” and, together with the Company, the “Borrowers”), the institutions from time to time parties thereto as Lenders, and JPMORGAN CHASE BANK, N.A., in its capacity as contractual representative (the “Administrative Agent”) for itself and the other Lenders, have entered into a certain Credit Agreement dated as of June 22, 2011 (as the same may be amended, modified, supplemented and/or restated, and as in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to the Borrowers;

WHEREAS, it is a condition precedent to the extensions of credit by the Lenders under the Credit Agreement that each of the Guarantors (constituting all of the Subsidiaries of the Company required to execute this Guaranty pursuant to Section 5.09 of the Credit Agreement) execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment when due of all Secured Obligations; and

WHEREAS, in consideration of the direct and indirect financial and other support that the Borrowers have provided, and such direct and indirect financial and other support as the Borrowers may in the future provide, to the Guarantors, and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, each of the Guarantors is willing to guarantee the Secured Obligations;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

SECTION 2. Representations, Warranties and Covenants. Each of the Guarantors represents and warrants (which representations and warranties shall be deemed to have been renewed at the time of the making of any Loan or issuance of any Letter of Credit) that:

(A) It is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.

(B) It (to the extent applicable) has the power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by each Guarantor of this Guaranty and the performance by each of its obligations hereunder have been duly authorized by proper proceedings, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, respectively, enforceable against such Guarantor, respectively, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity whether considered in a proceeding in equity or at law.

(C) Neither the execution and delivery by it of this Guaranty, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (a) such as have been obtained or made and are in full force and effect, and (b) those filings and recordings in connection with Liens granted to the Administrative Agent under the Loan Documents, (ii) violate (a) any applicable law or regulation in any material respect, (b) its charter, by-laws or other organizational documents, or (c) any order of any Governmental Authority binding upon it, (iii) violate or result in a default under any indenture, material agreement or other material instrument binding upon any Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Borrower or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of any Borrower or any of its Subsidiaries, other than Liens created pursuant to the Loan Documents. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it, is required to be obtained by it in connection with the execution, delivery and performance by it of, or the legality, validity, binding effect or enforceability against it of, this Guaranty.

In addition to the foregoing, each of the Guarantors covenants that, so long as any Lender has any Commitment outstanding under the Credit Agreement or any amount payable under the Credit Agreement or any other Guaranteed Obligations (other than contingent indemnity obligations) shall remain unpaid, it will, and, if necessary, will enable each of the Borrowers to, fully comply with those covenants and agreements of such Borrower applicable to such Guarantor set forth in the Credit Agreement.

SECTION 3. The Guaranty. Each of the Guarantors hereby unconditionally guarantees, jointly with the other Guarantors and severally, the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the Secured Obligations, (referred to herein as the “Guaranteed Obligations”). Upon failure by any Borrower or any of its Affiliates, as applicable, to pay punctually any such amount, each of the Guarantors agrees that it shall forthwith on demand pay such amount at the place and in the manner specified in the Credit Agreement, any Swap Agreement to which any Lender or affiliate of any Lender shall be a party (each, a “Designated Financial Contract”), any Banking Services Agreement or the relevant Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

SECTION 4. Guaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(A) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(B) any modification or amendment of or supplement to the Credit Agreement, any Designated Financial Contract, any Banking Services Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Obligations guaranteed hereby;

(C) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

(D) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting such Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of such Borrower or any other guarantor of any of the Guaranteed Obligations;

(E) the existence of any claim, setoff or other rights which the Guarantors may have at any time against any Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Holder of Secured Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(F) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Designated Financial Contract, any Banking Services Agreement, any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by such Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations;

(G) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(H) the election by, or on behalf of, any one or more of the Holders of Secured Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(I) any borrowing or grant of a security interest by any Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(J) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of any of the Holders of Secured Obligations or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(K) the failure of any other Guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(L) any other act or omission to act or delay of any kind by any Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Holder of Secured Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

SECTION 5. Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances. Subject to Section 25 of this Guaranty, each of the Guarantors’ obligations hereunder shall remain in full force and effect until all Guaranteed Obligations (other than contingent indemnity obligations) shall have been paid in full in cash and the Commitments and all Letters of Credit issued under the Credit Agreement shall have terminated or expired; provided that any Guarantor that becomes an Affected Foreign Subsidiary shall (so long as no Default or Event of Default exists under the Credit Agreement) be immediately released from its obligations hereunder and the Administrative Agent shall, at the sole cost and expense of the Borrowers, execute such release documentation, if any, reasonably requested by the Company to evidence the same (with the form of such release to be on terms reasonably acceptable to the Administrative Agent). If at any time any payment of the principal of or interest on any Loan, any Reimbursement Obligation or any other amount payable by any Borrower or any other party under the Credit Agreement, any Designated Financial Contract, any Banking Services Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated but if currency control or exchange regulations are imposed in the country which issues such currency with the result that such currency (the “Original Currency”) no longer exists or the relevant Guarantor is not able to make payment in such Original Currency, then all payments to be made by such Guarantor hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Guarantor takes all risks of the imposition of any such currency control or exchange regulations.

SECTION 6. General Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

SECTION 7. Subordination of Subrogation; Subordination of Intercompany Indebtedness.

(A) Subordination of Subrogation. Until the Guaranteed Obligations (other than contingent indemnity obligations) have been indefeasibly paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Holders of Secured Obligations now have or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Holders of Secured Obligations to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of any Borrower to the Holders of Secured Obligations. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the indefeasible payment in full in cash of the Guaranteed Obligations (other than contingent indemnity obligations) and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations (other than contingent indemnity obligations) are indefeasibly paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Holders of Secured Obligations and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the other Holders of Secured Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(A).

(B) Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against any Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and, during the existence of an Event of Default, subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Secured Obligations and the Administrative Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document, any Designated Financial Contract or any Banking Services Agreement have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to any Loan Document among any Borrower and the Holders of Secured Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Secured Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Secured Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Secured Obligations. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that until the Guaranteed Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among any Borrower and the Holders of Secured Obligations have been terminated, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor.

SECTION 8. Contribution with Respect to Guaranteed Obligations.

(A) To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Credit Agreement, the Designated Financial Contracts, the Banking Services Agreements, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

(B) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(C) This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(D) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor to which such contribution and indemnification is owing.

(E) The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations (other than contingent indemnity obligations) in cash and the termination of the Credit Agreement, the Designated Financial Contracts and the Banking Services Agreements.

SECTION 9. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower under the Credit Agreement, any Designated Financial Contract, any Banking Services Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Designated Financial Contract, any Banking Services Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.

SECTION 10. Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Article IX of the Credit Agreement with respect to the Administrative Agent at its notice address therein and with respect to any Guarantor in care of the Company at the address of the Company set forth in the Credit Agreement or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of such Article IX.

SECTION 11. No Waivers. No failure or delay by the Administrative Agent or any other Holder of Secured Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Designated Financial Contract, any Banking Services Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 12. Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the other Holders of Secured Obligations and their respective successors and permitted assigns, provided, that no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of all of the Lenders, and any such assignment in violation of this Section 12 shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement, any Designated Financial Contract, any Banking Services Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

SECTION 13. Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent with the consent of the Required Lenders under the Credit Agreement.

SECTION 14. GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 15. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL; IMMUNITY.

(A) CONSENT TO JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND EACH GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GUARANTOR AGAINST THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK COUNTY OR THE CITY IN WHICH THE PRINCIPAL OFFICE OF THE ADMINISTRATIVE AGENT, LENDER OR AFFILIATE, AS THE CASE MAY BE, IS LOCATED.

(B) EACH GUARANTOR WHICH IS A FOREIGN SUBSIDIARY (A “FOREIGN GUARANTOR”) IRREVOCABLY DESIGNATES AND APPOINTS THE COMPANY, AS ITS AUTHORIZED AGENT, TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF, SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN CLAUSE (A) ABOVE. SAID DESIGNATION AND APPOINTMENT SHALL BE IRREVOCABLE BY EACH SUCH FOREIGN GUARANTOR UNTIL ALL GUARANTEED OBLIGATIONS PAYABLE BY SUCH FOREIGN GUARANTOR HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS SHALL HAVE BEEN PAID IN FULL IN ACCORDANCE WITH THE PROVISIONS HEREOF AND THEREOF. EACH FOREIGN GUARANTOR HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN CLAUSE (A) ABOVE BY SERVICE OF PROCESS UPON THE COMPANY AS PROVIDED IN THIS CLAUSE (B); PROVIDED THAT, TO THE EXTENT LAWFUL AND POSSIBLE, NOTICE OF SAID SERVICE UPON SUCH AGENT SHALL BE MAILED BY REGISTERED OR CERTIFIED AIR MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE COMPANY OR TO ANY OTHER ADDRESS OF WHICH SUCH FOREIGN GUARANTOR SHALL HAVE GIVEN WRITTEN NOTICE TO THE ADMINISTRATIVE AGENT (WITH A COPY THEREOF TO THE COMPANY). EACH FOREIGN GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL CLAIM OF ERROR BY REASON OF ANY SUCH SERVICE IN SUCH MANNER AND AGREES THAT SUCH SERVICE SHALL BE DEEMED IN

EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH FOREIGN GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING AND SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID AND PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO SUCH FOREIGN GUARANTOR. NOTHING HEREIN WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(C) WAIVER OF JURY TRIAL. EACH GUARANTOR (AND, BY ACCEPTING THE BENEFITS HEREOF, EACH HOLDER OF SECURED OBLIGATIONS) HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

(D) TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

SECTION 16. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

SECTION 17. Taxes, Expenses of Enforcement, etc.

(A) Taxes.

(i) Each payment by any Guarantor hereunder or under any promissory note or application for a Letter of Credit shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(ii) In addition, such Guarantor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(iii) As soon as practicable after any payment of Indemnified Taxes by any Guarantor to a Governmental Authority, such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(iv) Guarantors shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts payable under this Section 17(A)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 17(A) shall be paid within ten (10) days after the Recipient delivers to any Guarantor a certificate stating the amount of any Indemnified Taxes so payable by such Recipient. Such certificate shall be conclusive of the amount so payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent. In the case of any Lender making a claim under this Section 17(A) on behalf of any of its beneficial owners, an indemnity payment under this Section 17(A) shall be due only to the extent that such Lender is able to establish that, with respect to the applicable Indemnified Taxes, such beneficial owners supplied to the applicable Persons such properly completed and executed documentation necessary to claim any applicable exemption from, or reduction of, such Indemnified Taxes.

(v) By accepting the benefits hereof, each Lender agrees that it will comply with Section 2.17(f) of the Credit Agreement.

(B) Expenses of Enforcement, Etc. The Guarantors agree to reimburse the Administrative Agent and the other Holders of Secured Obligations for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent and the other Holders of Secured Obligations, which attorneys may be employees of the Administrative Agent or the other Holders of Secured Obligations) paid or incurred by the Administrative Agent or any other Holders of Secured Obligations in connection with the collection and enforcement of amounts due under the Loan Documents, including without limitation this Guaranty.

SECTION 18. Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Secured Obligations (including the Administrative Agent) may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Credit Agreement toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Holder of Secured Obligations or the Administrative Agent to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Holder of Secured Obligations (including the Administrative Agent) or any of their respective affiliates.

SECTION 19. German Guarantors. (A) Each of the Lenders, by its acceptance of the benefits hereof, agree (and will instruct the Administrative Agent accordingly) not to enforce this Guaranty if and to the extent that this Guaranty shall be enforced for debt owed by a direct or indirect holding company of the German Guarantor or by a direct or indirect subsidiary of such holding company and the application of proceeds towards the Obligations would lead to the situation that, if a Guarantor is organized as a GmbH & Co. KG. (a “German Guarantor”) under the laws of the Federal Republic of Germany, the Net Assets of its general partner would fall below the registered share capital (Stammkapital) of the general partner or, if the Net Assets of the general partner are already below the registered share capital of the general partner, such amount would be further reduced, and thereby violate the capital maintenance requirement as set out in Sections 30 et. seq. GmbHG (Gesetz betreffend die Gesellschaften mit beschraenkter Haftung).

(B) Section 19(A) shall only apply if:

(i) the management of the German Guarantor has confirmed to the Administrative Agent in writing the amount of the Net Assets calculated pursuant to Section 19(F) (the “Determination”) within ten Business Days following receipt of a demand of payment under this Guaranty, and the Determination provides for sufficient evidence in form of a pro forma balance sheet and the latest available management accounts of the German Guarantor and the Administrative Agent has not disputed the Determination; or

(ii) the Administrative Agent has disputed the Determination, but the Determination has been confirmed by an international accounting firm with sufficient reputation, chosen by the German Guarantor with the consent of the Administrative Agent, and notified to the Administrative Agent within 30 days following its disputing of the Determination (whereby the assessment by the accounting firm shall be binding, unless it shows manifest errors), provided that if the Administrative Agent has not consented to the assessment by the accounting firm because of a manifest error, the German Guarantor has to pay such amount that is undisputed between the German Guarantor and the Administrative Agent; in respect of the amount that is disputed, the rights of the Lenders shall remain unaffected.

(C) Section 19(A) shall not apply:

(i) if the Determination has not been provided in accordance with Section 19(B); or

(ii) if and to the extent the German Guarantor can not demonstrate that the loans made under the Credit Agreement have not been made available to the German Guarantor or any of its subsidiaries and the letters of credit issued under the Credit Agreement have not been issued for the benefit of a creditor of the German Guarantor or any of its subsidiaries and have not been repaid at the time of the enforcement; or

(iii) if a domination or profit transfer agreement is in place between the German Guarantor as dominated company and the company for whose liabilities this Guaranty was granted or between the German Guarantor and the shareholder of the company for whose liabilities this Guaranty was granted unless and to the extent the statutory loss compensation claim of the German Guarantor resulting from the domination or profit transfer agreement is not fully recoverable; or

(iv) if and to the extent that the compensation claim that the German Guarantor receives or would receive due to the enforcement would be recoverable.

(D) This Section does not restrict the Lenders in their right to pursue the enforcement of this Guaranty at a later point in time and to retain the enforcement proceeds if it has initially decided not to enforce this Guaranty or to enforce this Guaranty only partly.

(E) For the avoidance of doubt, nothing in this Section shall prejudice the rights of the Lenders to continue enforcing this Guaranty (subject to this Section 19), or the exercise of the other rights pursuant to this Agreement, by the Lenders.

(F) The Net Assets (Nettoreinvermoegen) shall be calculated in accordance with applicable law, the relevant German accounting principles and the principles developed by court decisions for Section 30 GmbHG provided that:

(i) the amount of any increase of the registered share capital after the date hereof that has been effected without the prior written consent of the Administrative Agent (acting on behalf of the Lenders) shall be deducted from the stated share capital;

(ii) loans provided to such German Guarantor by the Company or any of its subsidiaries shall be disregarded, if a subordination clause pursuant to Section 39 (2) German Insolvency Act (Insolvenzordnung) has been agreed or if the loans qualify as shareholder loans within the meaning of Section 39 (1) No. 5 German Insolvency Act;

(iii) financial indebtedness that has been incurred by the German Guarantor in violation of any of the provisions of a Loan Document shall be disregarded;

(iv) the German Guarantor has to account for those assets that are accounted for with a book value that is not marginally lower than their market value at market value, or if the market value of an asset cannot be assessed, the German Guarantor has to sell that asset without undue delay (as the case may be, also by way of sale-and-lease-back) if it is not necessary for the Assignor’s business (nicht betriebsnotwendig) and the sale is legally permitted and required for the preservation of the stated share capital which is protected by Section 30 GmbHG; and

(v) for the avoidance of doubt, amounts which may not be distributed pursuant to mandatory law may shall be deducted from the assets of the German Guarantor.

SECTION 20. Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of each of the Borrowers and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Secured Obligations (including the Administrative Agent) shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Secured Obligations (including the Administrative Agent), in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Secured Obligations (including the Administrative Agent) shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Secured Obligations (including the Administrative Agent), pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

SECTION 21. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 22. Merger. This Guaranty, taken together with the other Loan Documents, represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Secured Obligations (including the Administrative Agent).

SECTION 23. Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

SECTION 24. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by any Holder of Secured Obligations (including the Administrative Agent), as the case may be, of any sum adjudged to be so due in such other currency such Holder of Secured Obligations (including the Administrative Agent), as the case may be, may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Holder of Secured Obligations (including the Administrative Agent), as the case may be, in the specified currency, each Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Holder of Secured Obligations (including the Administrative Agent), as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Holder of Secured Obligations (including the Administrative Agent), as the case may be, in the specified currency and (b) amounts shared with other Holders of Secured Obligations as a result of allocations of such excess as a disproportionate payment to such other Holder of Secured Obligations under Section 2.18 of the Credit Agreement, such Holder of Secured Obligations (including the Administrative Agent), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to such Guarantor.

SECTION 25. Termination of Guarantors. The obligations of any Guarantor under this Guaranty shall automatically terminate in accordance with Section 9.15 of the Credit Agreement.

REMAINDER OF PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, each of the Initial Guarantors has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

By:
Its:

By:
Its:

By:
Its:

By:
Its:

Signature Page to Guaranty

ANNEX I TO GUARANTY

Reference is hereby made to the Guaranty (the “Guaranty”) made as of June 22, 2011, by and among                     , a                     ,                     , a                     ,                     , a                      and                     , a                      (the “Initial Guarantors” and along with any additional Subsidiaries of Heidrick & Struggles International, Inc., which become parties thereto and together with the undersigned, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Secured Obligations, under the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this          day of         ,     .

[NAME OF NEW GUARANTOR]

By:
Its:

EXHIBIT F

$75,000,000

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

CREDIT FACILITIES

June 22, 2011

LIST OF CLOSING DOCUMENTS4

LOAN DOCUMENTS

1.	Credit Agreement (the “Credit Agreement”) by and among Heidrick & Struggles International, Inc., a Delaware corporation, (the “Company”), the Foreign Subsidiary Borrowers from time to time parties thereto (collectively with the Company, the “Borrowers”), the institutions from time to time parties thereto as Lenders (the “Lenders”), JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility in an initial principal amount of $75,000,000 to the Borrowers from the Lenders.

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Chief Legal Counsel
Exhibit B-2	—	Form of Opinion of Reed Smith LLP
Exhibit B-3	—	Form of Opinion of Baker & McKenzie LLP
Exhibit B-4	—	Form of Opinion of Bingham McCutchen LLP
Exhibit C	—	Form of Increasing Lender Supplement
Exhibit D	—	Form of Augmenting Lender Supplement
Exhibit E	—	Form of Subsidiary Guaranty
Exhibit F	—	List of Closing Documents
Exhibit G-1	—	Form of Borrowing Subsidiary Agreement
Exhibit G-2	—	Form of Borrowing Subsidiary Termination
Exhibit H-1	—	Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)
Exhibit H-2	—	Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)
Exhibit H-3	—	Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)
Exhibit H-4	—	Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)

[4]

Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Company and/or Company’s counsel.

SCHEDULES

Schedule 2.01	—	Commitments
Schedule 2.02	—	Mandatory Cost
Schedule 2.06	—	Existing Letters of Credit
Schedule 3.01	—	Subsidiaries
Schedule 3.06	—	Disclosed Matters
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Existing Restrictions

2.	Subsidiary Guaranty (the “Guaranty”) made by each of the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations.

3.	Notes executed by the Borrowers in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(e) of the Credit Agreement.

B.        CORPORATE DOCUMENTS

4.	Certificate of the Secretary or an Assistant Secretary of each Borrower and each of the Subsidiary Guarantors certifying (i) that there have been no changes in the Articles or Certificate of Incorporation, Certificate of Formation or other charter document of each such Borrower and each such Subsidiary Guarantor, as attached thereto and as certified as of a recent date by the secretary of state (or the equivalent thereof) of its jurisdiction of organization, if applicable, since the date of the certification thereof by such secretary of state (or equivalent thereof), if applicable, (ii) the By-Laws, Operating Agreement, or other applicable organizational document, as attached thereto, of each such Borrower and each such Subsidiary Guarantor as in effect on the date of such certification, (iii) resolutions of the Board of Directors, Board of Managers, or other governing body of each such Borrower and each such Subsidiary Guarantor authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each such Borrower and each such Subsidiary Guarantor authorized to sign the Loan Documents to which it is a party, and, in the case of each such Borrower, authorized to request Credit Events under the Credit Agreement.

5.	Good Standing Certificates (or the equivalents thereof) for each Borrower and each Subsidiary Guarantor from the Secretaries of State (or the equivalents thereof) of their respective jurisdictions of organization.

C.        OPINIONS

6.	Opinion of Chief Legal Officer of the Loan Parties.

7.	Opinion of Reed Smith LLP, special counsel for the Loan Parties.

8.	Opinion of Baker & McKenzie LLP, Dutch counsel for the Loan Parties.

9.	Opinion of Bingham McCutchen LLP, German counsel for the Loan Parties.

2

D.        CLOSING CERTIFICATES AND MISCELLANEOUS

10.	A Certificate signed by the Chief Executive Officer or a Financial Officer of the Company certifying the following: (i) all of the representations and warranties in the Credit Agreement are true and correct and (ii) no Default has occurred and is then continuing.

11.	Payoff documentation providing evidence satisfactory to the Administrative Agent that the Existing Credit Agreement has been terminated and cancelled (along with all of the agreements, documents and instruments delivered in connection therewith) and all Indebtedness owing thereunder has been repaid and any and all liens thereunder have been terminated.

E.        POST-CLOSING DOCUMENTS

12.	Foreign pledge agreements and related instruments.

13.	Foreign pledge opinions.

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EXHIBIT G-1

[FORM OF]

BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT dated as of [        ], among Heidrick & Struggles International, Inc., a Delaware corporation (the “Company”), [Name of Foreign Subsidiary Borrower], a [            ] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Credit Agreement dated as of June 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Foreign Subsidiary Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Foreign Subsidiary Borrower. In addition, the New Borrowing Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement. [Notwithstanding the preceding sentence, the New Borrowing Subsidiary hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Subsidiary Borrower and sign this Borrowing Subsidiary Agreement and the other Loan Documents to which the New Borrowing Subsidiary is, or may from time to time become, a party: [                    ].]

Each of the Company and the New Borrowing Subsidiary represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct as of that date. [The Company and the New Borrowing Subsidiary further represent and warrant that the execution, delivery and performance by the New Borrowing Subsidiary of the transactions contemplated under this Agreement and the use of any of the proceeds raised in connection with this Agreement will not contravene or conflict with, or otherwise constitute unlawful financial assistance under, Sections 677 to 683 (inclusive) of the United Kingdom Companies Act 2006 of England and Wales (as amended).]5[INSERT OTHER PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE AGENT OR ITS COUNSELS] The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Foreign Subsidiary Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

[5]	To be included only if a New Borrowing Subsidiary will be a Borrower organized under the laws of England and Wales.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT G-2

[FORM OF]

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.

as Administrative Agent

for the Lenders referred to below

1 Chase Tower

Chicago, Illinois 60603

Attention: [            ]

[Date]

Ladies and Gentlemen:

The undersigned, Heidrick & Struggles International, Inc. (the “Company”), refers to the Credit Agreement dated as of June 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Subsidiary Borrowers from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status of [                    ] (the “Terminated Borrowing Subsidiary”) as a Foreign Subsidiary Borrower under the Credit Agreement. [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]

[Signature Page Follows]

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By:
Name:
Title:

Copy to: JPMorgan Chase Bank, N.A.

10 South Dearborn

Chicago, IL 60603

EXHIBIT H-1

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Heidrick & Struggles International, Inc. (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto (collectively with the Company, the “Borrowers”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT H-2

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Heidrick & Struggles International, Inc. (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto (collectively with the Company, the “Borrowers”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

EXHIBIT H-3

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Heidrick & Struggles International, Inc. (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto (collectively with the Company, the “Borrowers”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non- U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

EXHIBIT H-4

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Heidrick & Struggles International, Inc. (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto (collectively with the Company, the “Borrowers”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]